Exhibit 2.1

STOCK PURCHASE AGREEMENT
dated as of
December 31, 2020
by and among
MALIBU BOATS, LLC,
MBG HOLDCO, INC.,
MAVERICK BOAT GROUP, INC.,
and
THE OTHER PARTIES HERETO

1.	Purchase and Sale	1
1.1	Purchase and Sale of Shares	1
1.2	Purchase Price	1
1.3	Reference Balance Sheet; Working Capital	1
1.4	Payment of Purchase Price; Escrow Release	2
1.5	Post-Closing Adjustments	3
1.6	Withholding	5

2.	Closing	5
2.1	The Closing; Closing Date	5
2.2	Deliverables at the Closing	5

3.	Company's Representations and Warranties	7
3.1	Organization and Corporate Power	8
3.2	Authorization of Transactions	8
3.3	Non-Contravention	8
3.4	Insider Interests	9
3.5	Brokers' Fees	9
3.6	Capitalization; Subsidiaries	9
3.7	Financial Statements; Indebtedness	10
3.8	Events Subsequent	10
3.9	Absence of Undisclosed Liabilities	12
3.10	Legal Compliance Permits	12
3.11	Title to Assets	12
3.12	Properties	13
3.13	Tax Matters	15
3.14	Contracts and Commitments	16
3.15	Insurance	18
3.16	Product Liabilities and Warranties	19
3.17	Intellectual Property	20
3.18	Litigation	22
3.19	Employees	23
3.20	Employee Benefits	23
3.21	Environmental, Health, and Safety Matters	25
3.22	Accounts Receivable	27
3.23	Inventory	27
3.24	Top Dealers, Distributors, Sales Representatives and Suppliers	27
3.25	Business Practices	28
3.26	Disclaimer of Warranties	28

i

(Continued)

4.	Sellers' Representations and Warranties	29
4.1	Organization	29
4.2	Authorization of Transaction	29
4.3	Non-Contravention	29
4.4	Brokers' Fees	29
4.5	Title to Shares	29

5.	Parent's and Buyer's Representations and Warranties	30
5.1	Organization of Parent and Buyer	30
5.2	Authorization of Transaction	30
5.3	Non-Contravention	30
5.4	Brokers' Fees	31
5.5	Investment Intent	31
5.6	No Reliance	31

6.	Covenants	31
6.1	Directors' and Officers' Insurance	31
6.2	Press Releases	31
6.3	Employees; Employee Plans	31
6.4	Restrictive Covenants	33
6.5	Release	34
6.6	R&W Insurance Policy	35
6.7	Termination of Shareholders Agreement	36
6.8	PPP Loan	36

7.	Survival; Indemnification	36
7.1	Survival	36
7.2	Indemnification by Sellers	36
7.3	Indemnification by Buyer	39
7.4	Third-Party Claims	40
7.5	Objections to Claims for Indemnification	41
7.6	Other Indemnification Matters	42
7.7	Obligations	42

(Continued)

8.	Additional Agreements	42
8.1	Transaction Expenses	42
8.2	Transfer and Other Taxes	43
8.3	Further Assurances	43
8.4	Transition Assistance	43
8.5	Certain Tax Matters	43
8.6	Confidentiality	47
8.7	Post-Closing Access	48
8.8	Buyer Obligation for Company Performance	48
8.9	Seller Representative	48

9.	Definitions	50

10.	Miscellaneous	57
10.1	No Third Party Beneficiaries	57
10.2	Entire Agreement	57
10.3	Assignment	57
10.4	Counterparts	57
10.5	Headings	58
10.6	Notices	58
10.7	Governing Law	59
10.8	Dispute Resolution	59
10.9	Amendments and Waivers	60
10.10	Legal Representations	60
10.11	Interpretation	60

(Continued)

Schedules

Schedule 2.2(b)(3)	Non-Resigning Directors and Officers
Schedule 2.2(b)(7)	Insider Contracts to be Terminated
Schedule 2.2(b)(8)	Required Consents and Notices
Schedule 2.2(b)(9)	Liens to be Released
Schedule 6.3	Excluded Employees
Schedule 9(a)	Permitted Liens
Schedule 9(b)	Current Assets
Schedule 9(c)	Current Liabilities
Schedule A	Items Excluded from Indebtedness

Exhibits

Exhibit 1.3(a)	Reference Balance Sheet, Estimated Closing Statement and Allocation Schedule
Exhibit 1.4(a)	Form of Adjustment Escrow Agreement

THIS STOCK PURCHASE AGREEMENT (this "Agreement") is made as of December 31, 2020 (the "Agreement Date"), by and among: Malibu Boats, LLC, a Delaware limited liability company ("Parent"); MBG Holdco, Inc., a Delaware corporation and wholly-owned subsidiary of Parent ("Buyer"); Maverick Boat Group, Inc., a Florida corporation ("Company"); each of Douglas Scott Deal ("DSD") and those other Sellers identified on the signature pages hereto (collectively, "Sellers"); DSD, in his capacity as representative of Sellers (the "Seller Representative"); and, solely for purposes of Section 6.5, DSD Management, Inc., a Florida corporation ("DSD Management"). Each of the foregoing is referred to as a "Party" and collectively as the "Parties".

Background

A.The Company has a total of 1,000 shares issued and outstanding, 100 of which are Class A Voting Common Stock and 900 of which are Class B Non-Voting Common Stock (all of the foregoing, collectively, the "Shares"). As more fully set forth on Schedule 3.6(a), the Sellers own beneficially and of record, all of the Shares.
B.Buyer desires to purchase from Sellers, and Sellers desire to sell to Buyer, all of the Shares for the consideration as set forth in this Agreement.

Agreement

In consideration of the mutual promises in this Agreement, and in consideration of the representations, warranties and covenants set forth below, the Parties hereby agree as follows:

1.Purchase and Sale
1.1Purchase and Sale of Shares. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Sellers will sell, assign, transfer, and deliver to Buyer, and Buyer will purchase and acquire from Sellers, the Shares and all of their right, title and interest therein, free and clear of all Liens.
1.2Purchase Price. Subject to the other provisions of Article 1, the aggregate consideration payable at the Closing for all of the Shares, which is referred to as the "Purchase Price," will equal the result of the following, determined using the calculations of the Purchase Price Components pursuant to Section 1.3:
(a)The Base Purchase Price, plus
(b)the Closing Cash, plus
(c)the Working Capital Surplus (if any), minus
(d)the Working Capital Shortfall (if any), minus
(e)the Closing Indebtedness, plus
(f)the Reimbursed Capital Expenditure Amount, minus
(g)the Company Transaction Cost.
1.3Reference Balance Sheet; Working Capital.
(a)Reference Balance Sheet. Prior to the Agreement Date, the Company prepared and delivered to Buyer (i) a preliminary unaudited consolidated balance sheet of the Company and its Subsidiaries as of the open of business on the Closing

Date (the "Reference Balance Sheet"), (ii) a good faith estimate of the amount and calculation of the Closing Working Capital, each of the Purchase Price Components and the Purchase Price and accompanied by a certificate of the president of the Company to that effect (the items in clauses (i) and (ii), collectively, the "Estimated Closing Statement"), and (iii) the Allocation Schedule. Buyer had the right prior to the Agreement Date to review the Estimated Closing Statement and such supporting documentation or data as Buyer reasonably requested and to discuss them with the Company; provided that the failure to have included in the Estimated Closing Statement any changes proposed by Buyer, or the acceptance by Buyer of the Estimated Closing Statement, or the consummation of the Closing, shall not limit or otherwise affect Buyer's rights under this Agreement, including to include such changes or other changes in the Closing Statement (in accordance with this Agreement), or constitute an acknowledgment by Buyer of the accuracy of the Estimated Closing Statement. The Reference Balance Sheet, Estimated Closing Statement, and Allocation Schedule as delivered to Buyer by the Company is attached hereto as Exhibit 1.3(a), and the Sellers hereby certify that the Reference Balance Sheet was prepared in accordance with the Accounting Standards.
(b)Working Capital. If the Closing Working Capital is less than $4,927,272.82 (the "Working Capital Target"), the amount by which the Closing Working Capital is less than the Working Capital Target is referred to as the "Working Capital Shortfall". If the Closing Working Capital is greater than the Working Capital Target, the amount by which the Closing Working Capital is greater than the Working Capital Target is referred to as the "Working Capital Surplus". Notwithstanding anything to the contrary herein, if the Working Capital Shortfall or the Working Capital Surplus, as applicable, is less than $250,000, the Working Capital Shortfall or the Working Capital Surplus, as applicable, shall instead be deemed to be $0.
1.4Payment of Purchase Price; Escrow Release.
(a)Payment of Purchase Price. At the Closing, Buyer will pay or cause to be paid to Sellers, apportioned among them as specified in a schedule that sets forth (x) such apportionment, (y) the calculations thereof, and (z) each Seller's Pro Rata Interest (the "Allocation Schedule"), an aggregate amount in cash equal to the Purchase Price (for clarity, determined using the calculations of the Purchase Price Components pursuant to Section 1.3) less (i) the amount of the Representative Fund, which Buyer will deposit or cause to be deposited in an account designated by the Sellers' Representative (the "Representative Fund Account"), less (ii) $1,000,000 (the "Adjustment Escrow Amount") and less (iii) $4,441,500.25 (the "PPP Escrow Amount" and together with the Adjustment Escrow Amount, the "Escrow Amounts"). Buyer will deposit or cause to be deposited the PPP Escrow Amount with the PPP Lender pursuant to the PPP Lender Escrow Agreement, which the PPP Lender will hold in an escrow account and disburse in accordance with the terms of the PPP Loan Escrow Agreement. Buyer will deposit or cause to be deposited the Adjustment Escrow Amount with PNC Bank, National Association (the "Escrow Agent") pursuant to the Escrow Agreement dated as of the date hereof by and among Buyer, the Seller Representative and the Escrow Agent and attached to this Agreement as Exhibit l.4(a) (the "Adjustment Escrow Agreement"), which the Escrow Agent will hold in an escrow account (the "Adjustment Escrow Account") and disburse in accordance with the terms of the Adjustment

Escrow Agreement and this Agreement. Buyer will make all such payments by wire transfer of immediately available funds to such bank accounts as the Seller Representative or the PPP Lender or the Escrow Agent, as applicable, designate in writing, respectively. Sellers agree that Buyer shall be entitled to rely on the Allocation Schedule, Buyer has no obligation to investigate, verify or confirm any item set forth in the Allocation Schedule, and Buyer shall have no liability to any Person for following or relying on the matters set forth on the Allocation Schedule.
(b)Adjustment Escrow Account. The interest, earnings and income that accrues upon the amounts in the Adjustment Escrow Account, if any, during the period of time during which they are held in the Adjustment Escrow Account shall be deemed to become part of the Adjustment Escrow Amount. For Tax reporting purposes, all such interest, earnings and income, if any, shall be reported for tax purposes as belonging to Buyer, and Buyer and the Seller Representative shall (promptly after Buyer's request) direct the Escrow Agent to distribute to Buyer a corresponding Tax distribution from the Adjustment Escrow Account sufficient to pay the applicable Taxes owing in respect of a corporation resident in Tennessee.
(c)Adjustment Escrow Release. As soon as reasonably practicable (but in any event within three business days) after the Closing Working Capital and each of the Purchase Price Components have become final and binding in accordance with Section 1.5, Buyer and the Seller Representative shall direct the Escrow Agent to release to Sellers in accordance with their relative Pro Rata Interests all of the remaining Adjustment Escrow Amount, if any, in excess of any portion of the Adjustment Escrow Amount that is to be released by the Escrow Agent to Buyer to settle the payment of any Overstatement pursuant to Section 1.5(d)(2).
(d)Representative Fund. The Representative shall use the Representative Fund to (i) pay any unpaid Company Transaction Cost and (ii) pay all costs and expenses incurred by or on behalf of the Seller Representative, in his capacity as such, including all costs and expenses incurred by the Seller Representative in connection with any dispute or claim with respect to the transactions contemplated hereby. The Representative Fund will be held or disbursed, in whole or in part, as determined in good faith by the Seller Representative. Excess amounts (as determined in good faith by the Seller Representative from time to time) will be released from the Representative Fund to the Sellers in accordance with their relative Pro Rata Interests. The Representative Fund will be increased by any payments received by the Seller Representative, in his capacity as such, pursuant to any other provision of this Agreement, and by any interest that may accrue on the amounts in the Representative Fund Account.
1.5Post-Closing Adjustments.
(a)Closing Date Balance Sheet. As soon as practicable and in any event no later than 60 days after the Closing Date, Buyer will cause to be prepared and delivered to the Seller Representative (i) the final unaudited consolidated balance sheet of the Company and its Subsidiaries as of the open of business on the Closing Date (the "Closing Date Balance Sheet") and (ii) the amount and calculation of the Closing Working Capital, each of the Purchase Price Components and the Purchase Price (but, for clarity, determined using Buyer's calculations of the Purchase Price Components pursuant to this Section 1.5(a) in lieu of the estimates of the Purchase Price Components determined pursuant to Section 1.3) and accompanied by a certificate of an authorized officer of Buyer to that effect (the items in clauses (i) and (ii), collectively, the "Closing Statement"). Buyer will prepare or cause to be prepared the Closing Date Balance Sheet in accordance with the Accounting Standards. For clarity, the parties agree that the purpose of determining the Closing Working Capital and any related adjustment is to "true-up" differences between the estimate of Closing Working Capital (assuming it was prepared in accordance with the Accounting Standards and other requirements of this Agreement) and the actual Closing Working Capital amount, and that the same Accounting Standards shall be used both for the calculation of such estimated and actual amounts; accordingly, such processes are not intended to permit the introduction of different estimates or judgments, accounting principles, policies, practices, methodologies, or classifications for the purpose of determining the Closing Working Capital.
(b)Statement of Objection. Unless, within 30 calendar days after receipt of the Closing Statement, the Seller Representative delivers to Buyer a statement describing its objections to the Closing Statement (a "Statement of Objection"), the amount of the Closing Working Capital and each of the Purchase Price Components and the Purchase Price as reflected on the Closing Statement will be deemed final and binding on the Parties.
(c)Dispute Resolution.
(1)If the Seller Representative delivers to Buyer a timely Statement of Objection, Buyer and the Seller Representative and their respective independent accountants and financial or legal advisors will attempt in good faith to resolve such dispute within 15 calendar days after receipt by Buyer of such Statement of Objection. If Buyer and the Seller Representative are unable to resolve the dispute within 15 days, a nationally recognized accounting firm mutually agreed to by Buyer and the Seller Representative (or if they cannot agree within 10 days thereafter, an independent nationally recognized accounting firm selected by the mutual agreement of the accounting firm designated by Buyer and the accounting firm designated by the Seller Representative, or if they cannot agree, an independent nationally recognized accounting firm selected by the arbitrator pursuant to Section 10.8) (the accounting firm selected pursuant to the foregoing, the "Arbitrator") will be retained to resolve the matters remaining in dispute (the "Disputed Items") in a written decision as soon as reasonably practicable but in no event later than 30 days after its retention. It is the intent of the Parties that in connection with the process set forth in this Section 1.5(c) and the activities of the Arbitrator in connection therewith, no formal arbitration rules shall be followed (including rules with respect to procedures and discovery). Notwithstanding anything to the contrary in this Agreement, the scope of the Arbitrator's engagement shall be limited to resolving the Disputed Items in accordance with, and by application of, the terms (including the applicable definitions) of this Agreement, and the Arbitrator shall have no authority over any other disagreement (including questions of law, interpretation of contract and fraud). Under no circumstances shall the Arbitrator award a greater amount in respect of any Disputed

Item than the amount in dispute. The fees and expenses of the Arbitrator will be shared equally by Sellers and Buyer.
(2) The Parties will furnish to the Arbitrator such available documents and information relating to the Disputed Items (including the books and records of the Company) as the Arbitrator may reasonably request to verify the accuracy of the Closing Date Balance Sheet and the determination of the Closing Working Capital and each of the Purchase Price Components. The determination of the Arbitrator as to the Closing Working Capital and each of the Purchase Price Components will constitute an arbitral award that is final and binding upon the Parties and the Escrow Agent and may be entered as a judgment in any court of competent jurisdiction.
(d)Adjustment Payments. After the determination of the final Closing Working Capital and Purchase Price Components in accordance with this Section 1.5, the Purchase Price will be recomputed using such final Closing Working Capital and Purchase Price Components in lieu of the estimates of the Purchase Price Components determined pursuant to Section 1.3, and:
(1)If the calculation of the Purchase Price using such final Closing Working Capital and Purchase Price Components exceeds the Purchase Price determined at the Closing (the amount of such excess is referred to as the "Understatement"), then Buyer will pay the amount of the Understatement to Sellers in accordance with their relative Pro Rata Interests within 10 days after the Closing Working Capital and Purchase Price Components are finally determined.
(2)If the calculation of the Purchase Price using such final Closing Working Capital and Purchase Price Components is less than the Purchase Price determined at the Closing (the amount of such difference is referred to as the "Overstatement"), then the Parties will direct the Escrow Agent to disburse to Buyer the amount of the Overstatement from the Adjustment Escrow Account, and, to the extent the amount in the Adjustment Escrow Account is less than the amount of the Overstatement, then Sellers will pay such shortfall to Buyer, in each case, within 10 days after the Closing Working Capital and Purchase Price Components are finally determined.
1.6Withholding. Notwithstanding anything in this Agreement to the contrary, Buyer (or its designees) shall be entitled to withhold and deduct, or cause to be withheld and deducted, from the consideration otherwise payable pursuant to this Agreement, such amounts as are required to be deducted and withheld with respect to the making of such payment under applicable Law; provided, that prior to withholding on any payment (other than a payment that is compensatory in nature with respect to a Company employee), Buyer shall (or shall cause its designee to) provide written notice to the Seller Representative of its intent to withhold and provide the applicable Seller with the reasonable opportunity to provide such forms or other evidence as may reduce, eliminate or mitigate such withholding. To the extent that amounts are so deducted or withheld and remitted to the appropriate taxing authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

2.Closing.
2.1The Closing; Closing Date. The closing of the purchase and sale of the Shares contemplated by Section 1.1 of this Agreement (the "Closing") will take place by remote communication, concurrently with the execution and delivery of this Agreement on the Agreement Date, and shall be deemed to have occurred at 9:00 a.m. Florida Time on such date, or such other time, place, and date as Buyer and the Seller Representative may mutually determine in writing. The date on which the Closing occurs is referred to herein as the "Closing Date".
2.2Deliverables at the Closing. Subject to the terms and conditions set forth in this Agreement, at the Closing:
(a)Buyer will:
(1)pay or cause to be paid the Purchase Price (less (A) the Escrow Amounts and (B) the Representative Fund) in accordance with Section l.4(a);
(2)deposit or cause to be deposited (A) the PPP Escrow Amount with the PPP Lender, (B) the Adjustment Escrow Amount with the Escrow Agent and (C) the Representative Fund in the Representative Fund Account, each in accordance with Section 1.4(a);
(3)pay or cause to be paid the specified portions of the Company Transaction Cost to the Persons specified in the Estimated Closing Statement; provided that any Company Transaction Cost that is compensatory in nature with respect to a Company employee shall be paid to the Company, and the Company shall then pay such Company Transaction Cost through its payroll system to such Persons no later than 10 days following the Closing Date, subject to deduction for all amounts required to be withheld under applicable Tax law;
(4)pay the premium payable to bind the R&W Insurance Policy, including any underwriting costs, brokerage commissions, and other fees and expenses to bind such policy, and deliver to the Seller Representative, the conditional binder with respect to the R&W Insurance Policy; and
(5)deliver to the Seller Representative, the Adjustment Escrow Agreement, duly executed by Buyer.
(b)Sellers or the Seller Representative will deliver to Buyer:
(1)the original share certificates representing all of the Shares, duly endorsed for transfer to Buyer or accompanied by duly executed assignments separate from certificate in favor of Buyer;
(2)a certificate in form and substance reasonably satisfactory to Buyer, dated as of the Closing Date and duly executed by an authorized officer of the Company attaching and certifying as to: (A) a copy of the Charter Documents of the Company (including, with respect to any such Charter Documents that are filed with the responsible Governmental Authority of the jurisdictions of their respective formation or incorporation, a certified copy thereof, dated as of a date not more than 10 business days prior to the Closing Date); (B) certificates of good standing with respect to the Company issued by the responsible Governmental Authority of the jurisdictions of their respective formation or incorporation, dated as of a date not more than 10 business days prior to the Closing Date; and (C) copies of all of the director and stockholder resolutions of the Company adopted in connection with the transactions contemplated by this Agreement;
(3)a resignation letter (or other evidence of removal) in form and substance reasonably satisfactory to Buyer, effective as of the Closing, of each officer and director of the Company, except as otherwise specified in Schedule 2.2(b)(3);
(4)all books and records of the Company to the extent not already in the possession of the Company;
(5)a certificate from each Seller under Section 1445(b)(2) of the Code in form and substance reasonably satisfactory to Buyer providing that such Seller is not a foreign person, or, alternatively, a properly completed Internal Revenue Service Form W-9 or Substitute Form W-9 certifying that such Seller is exempt from U.S. federal Income Tax back-up withholding;
(6)the Adjustment Escrow Agreement, duly executed by the Seller Representative and the Escrow Agent, and the fully-executed PPP Loan Escrow Agreement;
(7)evidence in form and substance reasonably satisfactory to Buyer of the termination of all Contracts between the Company, on the one hand, and any Insider, on the other hand, or otherwise relating to an Insider, in each case, set forth on Schedule 2.2(b)(7);
(8)evidence of the receipt of all consents, the giving of all notices, and the making of all filings set forth on Schedule 2.2(b)(8), in each case, in form and substance reasonably satisfactory to Buyer;
(9)evidence of valid releases of the Liens listed on Schedule 2.2(b)(9). in each case, in form and substance reasonably satisfactory to Buyer;
(10)evidence of (A) the transfer of all of the membership interests of Real Property Acquisitions, LLC by the Company to DSD and Susan M. Blaxill-Deal (the "Spin-Out") and (B) the winding up and dissolution of Bonefish Air, LLC (the "Dissolution"), in each case, in form and substance reasonably satisfactory to Buyer; and
(11)an electronic copy of the contents of the Data Room as of the Closing.

3.Company's Representations and Warranties. The Disclosure Schedule is arranged in sections corresponding to the lettered and numbered sections contained in this Article 3; provided, however, that a matter disclosed in reference to any particular section or subsection will be deemed to be disclosed for purposes of any other section or subsections of this Article 3, if the matter is disclosed in such a way to make its relevance to such other sections or subsections reasonably apparent from a plain text reading of such matter, but the mere inclusion or listing of a document shall not be adequate to disclose an exception to a representation or warranty, unless the representation or warranty has to do with the existence of the document itself. Except as otherwise provided in the Disclosure Schedule, the Company represents and warrants to Buyer as follows:
3.1Organization and Corporate Power. The Company is duly organized, validly existing, and in good standing under the laws of its jurisdiction of organization and is qualified to do business in every jurisdiction in which the nature of its business or its ownership of property requires it to be qualified, except where the failure to be so qualified would not be material. Schedule 3.1 lists all of the jurisdictions in which the Company is qualified to do business as a foreign entity. The Company has full power and authority and all licenses, permits, and authorizations necessary to own, lease, and operate its properties and business and to conduct its business as currently conducted. True, complete and correct copies of the Charter Documents of the Company have been made available to Buyer. The Company is not in default or violation of its Charter Documents.
3.2Authorization of Transactions. The Company has full power and authority to execute and deliver this Agreement and each Ancillary Agreement to which it is party, to perform its obligations under this Agreement and each such Ancillary Agreement and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each such Ancillary Agreement, and the consummation of the transactions contemplated by this Agreement and each such Ancillary Agreement, have been duly authorized by all requisite action on the part of the Company, and no other proceedings on the part of the Company are necessary to approve or authorize the execution and delivery of this Agreement and each such Ancillary Agreement or the consummation of the transactions contemplated by this Agreement and each such Ancillary Agreement, and this Agreement and each such Ancillary Agreement constitute the valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms and conditions, subject only to the effect of bankruptcy, insolvency, reorganization or other similar laws affecting creditors' rights generally and to general principles of equity (whether considered in proceedings at law or in equity) (collectively, "Bankruptcy Exceptions").
3.3Non-Contravention.
(a)No Breach. Except as set forth in Schedule 3.3, neither the execution and the delivery of this Agreement or each Ancillary Agreement to which the Company is party, nor the consummation of the transactions contemplated by this Agreement or each such Ancillary Agreement will:
(1)violate any Law or Order to which the Company is subject or is otherwise bound;
(2)violate any provision of the Company's Charter Documents;
(3)in any material respect, result in a breach of or constitute a default under (with or without the giving of notice or lapse of time or both) any material agreement, contract, lease, license, instrument, or other arrangement (each, a "Contract") to which the Company is a party or by which the Company is bound; or
(4)result in the imposition of any Lien upon any assets or properties of the Company (other than Permitted Liens), or result in any material respect in the acceleration, modification, loss or impairment of any rights or obligations of the Company (with or without the giving of notice or lapse of time or both).
(b)No Consent or Notice. Except for the filing of notification and report forms under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the expiration or termination of any applicable waiting period thereunder, and except as otherwise set forth in Schedule 3.3, the Company is not required to give any notice to, make any filing with, or obtain any authorization, consent or approval (or any waiver of any of the foregoing) of any Governmental Authority or any other Person for the Parties to enter into this Agreement or any of the Ancillary Agreements or to consummate the transactions contemplated hereby or thereby, except for any notice, filing, authorization, consent, or approval the absence of which would not, individually or in the aggregate, reasonably be expected to be material.
3.4Insider Interests. Except as set forth in Schedule 3.4, no Seller and no officer, manager, director, or Affiliate of the Company, and, to the Company's knowledge, no Affiliate or relative of any of the foregoing (each Seller, each officer, manager, director, and Affiliate of the Company, and each Affiliate and relative of any of the foregoing, an "Insider"), (a) has any agreement with the Company or any interest in any asset or property (real, personal or mixed, tangible or intangible) used by or pertaining to the Company or any interest in any customer, supplier, lessor, lessee, or other business partner of the Company or other Person affiliated with the Company or in any competitor of the Company, (b) is owed amounts by the Company (other than compensation to employees for the current pay period) or (c) is indebted to the Company.
3.5Brokers' Fees. The Company has no liability or obligation to pay any fees or commissions or other amounts to any financial advisor, broker, finder, or agent with respect to the transactions contemplated by this Agreement.
3.6Capitalization; Subsidiaries.
(a)Capitalization. Each Seller is the sole legal and beneficial owner of the Shares set forth opposite such Seller's name on Schedule 3.6(a), free and clear of all Liens, except for restrictions on transfer arising under applicable securities Laws. All of the Shares are duly authorized, validly issued, fully-paid and non-assessable and were issued in compliance with applicable Laws and not in violation or breach of any preemptive or similar rights. Other than the Shares set forth on Schedule 3.6(a), no other shares or other Equity Interests in the Company are issued, outstanding or reserved.
(b)Subsidiaries. Each of the Spin-Out and the Dissolution have been completed and did not and will not (with or without the passage of time or the giving of notice or both) violate, breach or result in a default under any applicable Law, Contract or Order or require any approval, consent or waiver from or notice to any third party. The Company has no Subsidiaries and does not hold any Equity Interests in any other Person. The Company is not a partner in any partnership or a member of any joint venture.
(c)Subscription and Other Obligations. There are no options, warrants, subscription rights or other agreements or commitments to which the Company is party or which are binding upon the Company providing for the issuance, disposition, or acquisition of any Equity Interest in the Company (other than this Agreement). There are no voting trusts, proxies, or other agreements or understandings with respect to the voting, transfer or registration of any Equity Interests in the Company. The Company is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire or make any payment in respect of any Equity Interests in the Company. Schedule 3.6(c) sets forth all Equity Interests of the Company that have been terminated, repurchased, redeemed, cancelled, or otherwise ceased to be outstanding during the past five years as well as the then holders thereof, and following the Closing, the Company will not have any Liability in respect of any such Equity Interests. There is no Liability for distributions accrued and unpaid by the Company. All distributions and redemptions the Company have been made in accordance with applicable Law.
3.7Financial Statements; Indebtedness.
(a)Schedule 3.7(a) sets forth the following financial statements (collectively the "Financial Statements"): (A) audited consolidated balance sheets and statements of income, changes in stockholders' equity and cash flows of the Company, Real Property Acquisitions, LLC, Bonefish Air, LLC, and DSD Management as of and for the fiscal years ended July 31, 2018, July 31, 2019, and July 31, 2020, in each case, together with the independent auditor's unqualified report thereon; and (B) unaudited balance sheet and statements of income and cash flows of the Company (the "Interim Financial Statements") as of and for the four months ended November 30, 2020. The Financial Statements have been prepared in accordance with GAAP throughout the periods covered, are derived from and are in accordance with the books and records of the Company, and present fairly in all material respects the financial condition of the Company as of such dates and the results of operations and cash flows of the Company for such periods; provided that the Interim Financial Statements do not contain footnotes and do not include normal year-end and audit adjustments that are not material. The unaudited balance sheet of the Company as of November 30, 2020 is referred to as the "Latest Balance Sheet".
(b)Schedule 3.7(b) sets forth, as of the date hereof, all Indebtedness. Except for the PPP Loan, the Company has not applied for, or directly or indirectly accepted or received, any benefit (monetary or otherwise), loan, payment, funding, credit, relief or deferral under any COVID-19 Law. Prior to the Closing, the Seller Representative has submitted a true, correct and complete loan forgiveness application to the PPP Lender and the SBA.
3.8.Events Subsequent. Since January 1, 2020, the Company has at all times operated in all material respects in the ordinary course of business consistent with past practice and there has not been any change or event that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, assets, properties, condition (financial or otherwise) or operating results of the Company, taken as a whole. Without limiting the foregoing, except for the Spin-Out and the Dissolution and except as otherwise disclosed on Schedule 3.8 or as expressly provided in this Agreement, since January 1, 2020:
(a)the Company has not effected any amendment or change to its Charter Documents or adopted a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of or involving the Company;

(b)the Company has not acquired, sold, licensed, leased, transferred, assigned or otherwise disposed of any of its material assets, tangible or intangible, other than in the ordinary course of business;
(c)the Company has have not entered into any transaction with any Insider other than transactions involving amounts that do not exceed $50,000 in the aggregate per annum;
(d)the Company has not (i) redeemed or purchased, directly or indirectly, any of their Equity Interests, (ii) issued, sold, or transferred any of their Equity Interests, (iii) subdivided, split, reclassified, combined or reversed split any of their Equity Interests or (iv) effected any recapitalization or restructuring;
(e)the Company has not (i) borrowed any amount or issued or exchanged any notes or other evidences of any Indebtedness or incurred or become subject to Indebtedness, except under the Debt Arrangements and current liabilities incurred in the ordinary course of business consistent with past practice, (ii) directly or indirectly guaranteed the Indebtedness of any third party or (iii) incurred any Lien (other than a Permitted Lien);
(f)the Company has not made (i) any capital expenditure outside the ordinary course of business (other than the Reimbursed Capital Expenditure Amount) or (ii) any loan, advance or capital contributions to, or investments in any other Person (other than advances to non-executive employees in the ordinary course of business);
(g)except in the ordinary course of business or as required by applicable Law, the Company has not made or granted any bonus or any wage or salary increase to any employee or group of employees (except as required by pre-existing Material Contracts described on Schedule 3.14), or made or granted any increase in compensation under any Benefit Plan, or amended or terminated any existing Benefit Plan or adopted any new Benefit Plan;
(h)the Company has not (i) made (except for elections made in the ordinary course of business), changed or revoked any election in respect of Taxes, (ii) adopted or changed any method of Tax accounting or annual reporting, (iii) settled or compromised any federal, state, local or non U.S. Tax Liability, claim or assessment, (iv) filed any amended Tax Return, (v) entered into any closing agreement relating to any Tax, (vi) agreed to an extension or waiver of a statute of limitations period applicable to any Tax Claim, (vii) failed to pay any Tax when due and payable, (viii) surrendered any right to claim a Tax refund or (ix) changed any material method of accounting or accounting practice, other than such changes required by applicable Law or GAAP;
(i)the Company has not entered into any Contract of a type described in the definition of Material Contract (other than in the ordinary course of business), and there has not been any material change to, or extension or termination of, or waiver of any material rights under, any such Contract (other than in the ordinary course of business);
(j)the Company has not acquired (by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof or collection of assets constituting all or substantially all of a business or business unit;

(k)the Company has not waived, settled or compromised any material right or Proceeding or initiated any material Proceeding, excluding warranty claims by retail customers with respect to a particular boat so long as the aggregate of all paid claims with respect to such boat are less than (in the aggregate) $15,000; and
(l)the Company has not authorized or committed to do any of the foregoing.
3.9.Absence of Undisclosed Liabilities. The Company has no material Liabilities, except for:
(a)Liabilities reflected on the Latest Balance Sheet;
(b)Liabilities incurred in the ordinary course of business since the date of the Latest Balance Sheet, none of which are material, individually or in the aggregate;
(c)executory obligations under any Contracts of the Company, which obligations are not required under GAAP to be reflected on a consolidated balance sheet of the Company (including in the notes thereto); and
(d)as set forth on Schedule 3.9.
3.10Legal Compliance; Permits.
(a)Except as set forth on Schedule 3.10(a), the Company has complied and is in compliance in all material respects with all applicable Laws, and no Proceeding has been made or filed or is pending or, to the Company's knowledge, has been threatened, against the Company alleging any failure to so comply. The Company has made available to Buyer true, correct and complete copies of all of the policies of the Company related to legal compliance, employee training programs, ethical business practices and codes of conduct, and the Company and its operations are, and at all times in the past five years have been, in compliance in all material respects with all such policies. There is no, and during the past three years there has not been any, internal investigation pending by the Company regarding any potential non-compliance with such policies or any Law or Order.
(b)The Company has all material Permits necessary to own, lease and operate their assets and properties and to conduct their businesses, a true, correct and complete list of which is set forth on Schedule 3.10(b). All applications for, or renewals of, all such Permits have been timely filed and made and no such Permit will expire or be terminated as a result of the consummation of the transactions contemplated by this Agreement. All such Permits are in full force and effect and will remain in full force and effect immediately following the Closing, and the Company is in compliance in all material respects with all such Permits. There is no Proceeding pending, or to the knowledge of the Company, threatened, nor has the Company received any written notice in the past three years from any Governmental Authority, to revoke, cancel, refuse to renew or adversely modify any such Permit or alleging any failure to comply with any such Permit.
3.11Title to Assets. The Company owns good and marketable title, free and clear of all Liens, other than Permitted Liens and other than Liens set forth on Schedule 3.11(a), to all of the properties and assets reflected on the Latest Balance Sheet as owned, except for inventory and personal property which have been disposed of since the date of the Latest Balance Sheet in the ordinary course of business. The facilities, machinery, equipment, and other tangible assets of the Company are in good operating condition and repair (except ordinary wear and tear), are located on Company Properties (except goods in transit or located elsewhere in the ordinary course of business), and are not in need in any material respect of renewal, renovation or replacement. The Company owns good and marketable title, has a valid leasehold interest, or otherwise has the valid right to use all of the assets, properties and rights used by it, free and clear of all Liens other than Permitted Liens, and such assets, properties and rights are sufficient to allow the Company to continue to conduct its businesses after the Closing as they are currently conducted. For clarity, neither Real Property Acquisitions, LLC nor Bonefish Air, LLC has, or within the past 12 months had, any assets, properties or rights that are or were used in, or are or were necessary to, the operation of the Company's business. Except as set forth on Schedule 3.11(b), there are no facilities, services, employees, assets or properties which are used by the Company that are shared with any other Person, including DSD Management.
3.12Properties.
(a)Leased Real Property. There are no real estate leases or subleases in which the Company has a leasehold and/or subleasehold interest in any property.
(b)Owned Real Property. Schedule 3.12(b)(i) sets forth a true, correct and complete list of the owners and addresses for each parcel of real property owned by the Company (together with the improvements thereon, the "Owned Real Property" or the "Company Property"). With respect to each parcel of Owned Real Property, the Company owns good and marketable fee simple title thereto, free and clear of all Liens, other than Permitted Liens. There is no lease, sublease, license or similar agreement that grants to any other Person any right to acquire, lease, use or occupy any Owned Real Property or any portion thereof.
(c)With respect to each Company Property: (i) the use of such Company Property and the operation of the business of the Company thereon in the past three years did not, and the current use does not, violate in any material respect any instrument of record or Contract affecting such Company Property, as applicable, or any applicable Law; (ii) except for those items described in clause (vi) of the definition of Permitted Liens, there are no leases, subleases, licenses, concessions or other Contracts, written or oral, granting to any Person the right to use or occupy any portion of such Company Property; and (iii) there are no Persons in possession of such Company Property except the Company.
(d)No part of any Company Property is subject to any building or use restrictions that would restrict or prevent the current use and operation of such Company Property, and each Company Property is properly and duly zoned for its current use, and such current use is a conforming use. No Governmental Authority having jurisdiction over any Company Property has issued or, to the knowledge of the Company, threatened to issue any notice or Order that adversely affects the use or operation of any Company Property, or requires, as of the date hereof or a specified date in the future, any repairs or alterations or additions or improvements thereto, or the payment or deduction of any money, fee, exaction or property.

(e)There does not exist any actual or, to the knowledge of the Company, threatened or contemplated, condemnation or eminent domain proceedings that affect any Company Property or any part thereof, and the Company has not received any notice, oral or written, of the intention of any Governmental Authority or other Person to take or use any Company Property or any part thereof.
(f)Except as set forth in Schedule 3.12(f), to the knowledge of the Company, there is not any actual or pending imposition of any assessments for public improvements with respect to any Company Property, and, to the knowledge of the Company, no such improvements have been constructed or planned that would be paid for by means of assessments upon any Company Property.
(g)Except as stated in Schedule 3.12(g). there exists no structural or other defects or damages in or to any Company Property, whether latent or otherwise, that would adversely affect in any material respect the value or continued use (in a manner consistent with past practice) of any Company Property and the Company has not received any written notice from any insurance company or bonding company of any defects or inadequacies in any Company Property, or any part thereof, which would adversely affect the insurability thereof or cause the imposition of extraordinary premiums or charges thereon or of any termination or threatened termination of any policy of insurance or bond. All water, gas, electrical, steam, compressed air, telecommunication, utility, sanitary and storm sewage lines and systems and other similar systems serving the Company Properties are fully operational and in working order and are sufficient to enable the Company Properties to continue to be used, occupied and operated in the manner currently being used, occupied and operated, and are supplied directly to the Company Properties by facilities of public utilities and are benefited by customary utility easements providing for the continued use and maintenance of such systems.
(h)Within the past three years, no Company Property or material part thereof has suffered any damage by fire or other casualty that has not heretofore been restored in all material respects to its original condition. The Company Property is located in a special flood hazard area X as designated by FEMA. No portion of any Company Property is located in any other special flood hazard area as designed by any Government Authority.
(i)The Company has not received any notice from any insurance company that has issued a policy with respect to any Company Property requesting performance of any structural or other repairs or alterations to such Company Property that have not been heretofore completed by the Company.
(j)No Company Property is dependent for its access, operation or utility on any land, building or other improvement not part of such Company Property.
(k)The Company does not own or hold, and is not obligated under or party to, any option, right of first refusal or other contractual right to purchase, acquire, sell, assign or dispose of any real estate or any portion thereof or interest therein.
(l)For clarity, the Company does not own, use, occupy, operate, hold, licenses, lease, or sublease any real property or any interest therein, other than the Company Properties.

3.13Tax Matters.
(a)Except as stated in Schedule 3.13(a)(i), within the past six years, the Company has timely filed (taking into account valid extensions) all Tax Returns which are required to be filed by it. Such Tax Returns are complete and accurate in all material respects and were prepared in compliance in all material respects with all applicable Laws.

The Company has paid all Taxes due and payable by it (whether or not shown on any Tax Return). The Company currently is not the beneficiary of any extension of time within which to file any Tax Return. Except as stated in Schedule 3.13(a)(i). within the past five years no written claim has been made by any authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction. Schedule 3.13(a)(ii) sets forth a list of all jurisdictions in which the Company files Tax Returns.
(b)The Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor or other third party, and all forms required to be prepared and filed by the Company with respect thereto, including without limitation Forms W-2 and 1099 and corresponding or equivalent non-U.S. forms, have been properly completed in all material respects and timely filed.
(c)The Company has the Income Tax classification set forth on Schedule 3.13(c).
(d)The Financial Statements contain adequate accruals in accordance with GAAP for all unpaid Taxes of the Company through the dates thereof, and the Company has not incurred any Liability for Taxes subsequent to the date of the Latest Balance Sheet except in the ordinary course of business.
(e)The Company has made available to Buyer true, correct and complete copies of all federal and state Income Tax Returns of the Company for all periods ending on or after July 31, 2016, and all other Tax Returns of the Company requested by Buyer in writing.
(f)The assets of the Company are not subject to any Liens for unpaid Taxes, other than Permitted Liens.
(g)No written claim for any Taxes has been asserted against the Company that has not been resolved and/or paid in full, and there is no Tax Claim now in progress, pending or, to the knowledge of the Company, threatened against or with respect to the Company. The Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, which waiver or extension is currently in effect.
(h)The Company has not engaged in a "reportable transaction", as defined in Treasury Regulation Section 1.6011-4(b)(l).
(i)The Company is, and at all times in the last six years has been, in compliance in all material respects with all applicable escheat, abandoned property and other similar Laws, and the Company has paid all amounts due and payable by it (including, for the avoidance of doubt, any interest or penalties imposed with respect thereto) under any escheat, abandoned property or any other similar Law.

(j)All related party transactions involving the Company have been at arms' length in material compliance with Section 482 of the Code and the Treasury Regulations promulgated thereunder (or any similar provisions of state, local or foreign Law), and the Company has maintained documentation (including any applicable transfer pricing studies) in connection with such related party transactions required by Sections 482 and 6662 of the Code and the Treasury Regulations thereunder (or any similar provision of state, local or foreign Law).
(k)The Company has collected and paid all sales and use Taxes required by Law to be collected and paid, and has properly requested, received and retained all necessary exemption certificates and other documentation supporting any claimed exemption or waiver of Taxes on sales or similar transactions as to which the Company would otherwise have been obligated to collect or pay such Taxes;
(l)The Company is not a party to any joint venture, partnership or other arrangement that is treated as a partnership for U.S. federal Income Tax purposes.
(m)The Company does not have any Liability for any amount of Taxes of any Person pursuant to any Law (including Treasury Regulations Section 1.1502-6 or any similar provision of state, local or foreign Law, and including by reason of being a member of an affiliated, consolidated, combined or unitary group prior to the Closing), as a transferee or successor, or by Contract (other than Contracts the principal subject matter of which is not Tax).
(n)Except as set forth on Schedule 3.13(n), the Company has no employment Taxes that are attributable to a Pre-Closing Tax Period for which deposit or payment has been deferred to a Post-Closing Tax Period pursuant to the CARES Act.
(o)The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) use of an improper method of accounting for a taxable period ending on or prior to the Closing Date; (iii) "closing agreement" as described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or non-U.S. income Tax law) executed on or prior to the Closing Date; (iv) installment sale or open transaction disposition made on or prior to the Closing Date; (v) prepaid amount received on or prior to the Closing Date; or (vi) election under Section 108(i) of the Code.
3.14Contracts and Commitments.
(a)Excluding this Agreement, Schedule 3.14(a) sets forth a list of all of the following Contracts to which the Company is a party or is otherwise bound (collectively, "Material Contracts"):
(1)Contracts for the employment of any officer, individual employee, or other Person or entity on a full-time, part-time, consulting or other basis, other than on an at-will basis with no severance or notice requirements, any Contracts providing severance or other termination benefits for any such Person, or any Contract relating to loans to or from executive officers, directors or Affiliates other than immaterial advances to such Persons made by the Company in the ordinary course of business;
(2)Contracts requiring payment, or being reasonably likely to result in payment, by any party to the Contract of more than $150,000 annually or with a term of more than three years, other than (for purposes of this subclause (2)) any such Contract for the sale of inventory by the Company to a dealer or distributor or for the purchase of inventory by the Company from a supplier, in each case, in the ordinary course of business (provided that, notwithstanding the foregoing, any such Contract with a supplier shall nonetheless be deemed a Material Contract);
(3)Contracts relating to (A) Indebtedness of the Company (including the borrowing of money) or (B) the mortgaging, pledging, or otherwise placing a Lien on any asset or group of assets of the Company, other than Permitted Liens;
(4)Contracts relating to the lending or investing of funds other than immaterial advances to directors, managers, or employees made by the Company in the ordinary course of business;
(5)Leases or other Contracts under which it is lessee of or holds or operates any property, real or personal, owned by any other party;
(6)Leases or other Contracts under which it is lessor of or permits any third party to hold or operate any property, real or personal, owned or controlled by it;
(7)Contracts involving Intellectual Property Rights that are material to the Company (including, for clarity, Contracts that include an assignment, license, indemnification or agreement with respect to any such Intellectual Property Rights), excluding (A) non-disclosure agreements entered into the ordinary course of business that provided only limited rights to use and evaluate the confidential information disclosed thereunder; (B) Contracts for a non-exclusive license to commercially available off-the-shelf software or firmware (including software provided as a service) licensed under standard terms and not exceeding $25,000 in cost in the aggregate; (C) non-exclusive licenses to vendors and service providers terminable at will by the Company; and (D) contracts with employees covering Intellectual Property Rights created within the scope of their employment;
(8)Contracts containing any covenant that in any way purports to restrict the right or freedom of the Company to (A) engage in any business activity, (B) engage in any line of business or compete with any Person, (C) conduct any activity in any geographic area or (D) solicit any Person to enter into a business or employment relationship, or enter into such a relationship with any Person;
(9)Contracts with any dealer, distributor, sales representative or supplier required to be listed on Schedule 3.24;
(10)Contracts that involve a repurchase obligation with respect to products of the Company;

(11)Contracts that relate to the development or joint development of any products of the Company, other than employment agreements with employees of the Company;
(12)Contracts with any Insider;
(13)Contracts involving the waiver, compromise, or settlement of any material right or Proceeding within the past three years or for which the Company has not fully performed as of the date hereof; or
(14)Contracts (A) that provide for any exclusivity arrangements, that provides for unexpired rights of first or last offer or that includes a provision of the type commonly referred to as a "most-favored nations" or "key man" provision, (B) that provide for a collective bargaining agreement or similar Contract with any labor union, works council or other labor organization, (C) that require payments upon a "change of control" of the Company, (D) that are with a Governmental Authority, (E) that provide for material indemnification obligations by the Company of any Person (other than in the ordinary course with respect to the sale of products or services of the Company), (F) involving the establishment of, contribution to, or operation of a joint venture, partnership or other similar arrangement or otherwise relating to any investment made in any other Person or other acquisition, (G) involving a merger, consolidation or business combination or (H) appointing any agent to act on behalf of the Company or granting any power of attorney by the Company other than such appointments for international boat transfers in the ordinary course of business.
(b)Effect of Each Material Contract. True, correct and complete copies of all Material Contracts (or written summaries of any oral Contracts), other than those described in the parenthetical at the end of Section 3.14(a)(2) have been made available to Buyer. Except as stated in Schedule 3.14(b) each Material Contract is (i) a legally valid, binding obligation of the Company party thereto and, to the Company's knowledge, each other party thereto, (ii) in full force and effect and (iii) enforceable in accordance with its terms against the Company and, to the Company's knowledge, each other party thereto, subject to the Bankruptcy Exceptions. The Company, and to the Company's knowledge, each other party to each Material Contract, have performed all obligations required to be performed thereunder in all material respects and are not in default under or in breach of, or in receipt of any claim of default under or breach of any Material Contract, in any material respect, and, to the Company's knowledge, no event has occurred which with the passage of time or the giving of notice or both would result in a default or breach under any such Material Contract, in any material respect, or that would allow any party to such Material Contract to terminate, modify, or accelerate any rights under any such Contract. There are no material disputes pending with respect to any Material Contract. To the knowledge of the Company, no Person intends to terminate or materially modify any Material Contract.
3.15Insurance. Schedule 3.15 lists each insurance policy maintained by the Company with respect to its properties, assets, and businesses and any bonds related thereto. True, correct and complete copies of all such policies have been made available to Buyer. All of such insurance policies are in full force and effect, the Company has paid all premiums due through the Agreement Date, and the Company is not in default in any material respect with respect to their obligations under any of such insurance policies and have not received any notification of cancellation, non renewal, or default of any of such insurance policies. In the past three years, (a) the Company has not been refused any insurance or had its coverage limited by any insurance carrier to which it has applied for insurance or suffered an involuntary cancellation of any insurance policy, (b) the Company has had in place insurance policies sufficient for compliance with all requirements of applicable Law and all Contracts to which the Company was then a party or otherwise bound and (c) the Company has not received any notice that any insurer under any such policy is denying, questioning or disputing liability or coverage with respect to a claim thereunder.
3.16Product Liabilities and Warranties.
(a)Except as set forth on Schedule 3.16(a), each product designed, manufactured, sold, leased, provided or delivered by the Company, and each service provided by the Company, has been designed, manufactured, sold, leased, provided or delivered, as applicable, in conformity in all material respects with the specifications for such product or service, as applicable, and applicable contractual commitments, Laws and warranties. Except as set forth on Schedule 3.16(a), there are no material defects in any such product or service. In the past six years (i) there have been no product recalls, post-sale notices or warnings or similar matters, or obligations thereof, with respect to any such product or service (and, to the knowledge of the Company, there is no reasonable basis for any of the foregoing) and (ii) the Company has not been required to file, and has not filed, any notification or other report with or provide information to any Governmental Authority or product safety standards group concerning actual or potential defects or other hazards with respect to any such product or service (and, to the knowledge of the Company, there is no reasonable basis for any of the foregoing).
(b)Schedule 3.16(b) sets forth a true, correct and complete list of (i) all boats sold by the Company for which the aggregate of all paid warranty claims in the past three years exceeded $15,000, as well as the aggregate of all such claims per boat, and (ii) all boats repurchased by the Company in the past three years due to warranty issues or other claims or disputes as well as the customer, issue, cost incurred to date, and status. Except as set forth on Schedule 3.16(b), there are and within the past three years were no other warranty claims or disputes against or involving the Company or any other material claims or disputes against or involving the Company, in any case, with respect to any product or service designed, manufactured, sold, leased or delivered by the Company (excluding warranty claims by retail customers with respect to a particular boat so long as the aggregate of all paid warranty claims with respect to such boat are less than (in the aggregate) $15,000 (such excluded claims, "Excluded Warranty Claims")).
(c)Within the past five years, no Governmental Authority has alleged that any product designed, manufactured, sold, or leased by the Company is defective or unsafe or fails to meet any product warranty or any standards promulgated by any Governmental Authority that has not been adequately remedied.
(d)Schedule 3.16(d) sets forth the standard forms of warranties used by the Company. Except as set forth in Schedule 3.16(d) or required by applicable Law (including warranties implied by Law if, and only to the extent that, applicable Law prohibits the waiver thereof), the Company has not given to any Person any guaranty or warranty, right of return, or other indemnity or remedy relating to the products designed, manufactured, sold, leased, provided or delivered by the Company or the services provided by the Company. The Company does not have any Liability with respect to products or services of the Company except as set forth in such standard forms of warranties or required by applicable Law (including warranties implied by Law).
3.17Intellectual Property.
(a)Schedule 3.17(a) sets forth a true, correct and complete list of all (i) Intellectual Property Rights owned (in whole or in part) by or filed in the name of the Company that are the subject of any registration or application with any Governmental Authority, including, for each item, the name of the owner(s) of record, the applicable jurisdiction, status, application or registration number and date of application, registration or issuance, as applicable (all items required to be listed, "Registered Intellectual Property Assets"), (ii) all material unregistered Trademarks that are owned (in whole or in part) by the Company and (iii) any pending or, to the knowledge of the Company, threatened Proceedings (including interference, opposition, or re-examination Proceedings) before any Governmental Authority (including the U.S. Patent and Trademark Office or equivalent authority anywhere in the world) in which any of the Registered Intellectual Property Assets are involved, but excluding office actions or administrative actions that do not materially restrict the use, transfer, or licensing thereof by the Company, or which reasonably would not be expected to materially and adversely affect the validity, use, or enforceability.
(b)Except as set forth in Schedule 3.17(b), no Registered Intellectual Property Asset is subject to any Proceeding or outstanding Order materially restricting the use, transfer, or licensing thereof by the Company, or which reasonably would be expected to materially and adversely affect the validity, use, or enforceability of such Registered Intellectual Property Asset.
(c)The Company exclusively owns and possesses, all right, title and interest in and to the Company Owned Intellectual Property Rights, free and clear of all Liens (other than Permitted Liens). The Company has not: (i) granted to any Person any exclusive licenses to Company Owned Intellectual Property Rights, (ii) transferred or assigned to any Person any Company Owned Intellectual Property Rights that were, at the time of transfer or assignment, material to the Company or (iii) except as set forth in Schedule 3.17(c)(i) permitted its rights in any Company Owned Intellectual Property Rights material to the Company to lapse or enter the public domain, other than by operation of Law and not because of the act or omission of the Company. No Company Owned Intellectual Property Rights material to the Company are subject to any Proceeding or outstanding Order materially restricting the use, transfer, exploitation, or licensing thereof by the Company, or which reasonably would be expected to materially and adversely affect the validity, use, or enforceability of such Company Owned Intellectual Property Rights. Except as set forth in Schedule 3.17(c)(ii), immediately following the Closing, all Company Owned Intellectual Property Rights material to the Company will be fully transferable, alienable, or licensable by the Company without restriction and without payment of any kind to any Person.
(d)Each Registered Intellectual Property Asset is subsisting, valid and, excluding pending applications, to the knowledge of the Company, enforceable. All necessary registration, maintenance and renewal fees currently due in connection with any Registered Intellectual Property Asset have been paid, and all documents, recordations and certificates necessary to be filed by the Company to maintain the effectiveness of such Registered Intellectual Property Assets have been filed with the relevant Governmental Authority. The Company has recorded each assignment of rights in Registered Intellectual Property Assets to the Company by a Person with the applicable Governmental Authority. Except as stated in Schedule 3.17(d). there are no actions that must be taken by the Company within 120 days after the Agreement Date, including the payment of any registration, maintenance or renewal fees or the filing of any documents, applications or certificates, for the purposes of maintaining, perfecting or preserving or renewing any Registered Intellectual Property Assets.
(e)The consummation of the transactions contemplated by this Agreement will not result in, or give any other Person the right or option to cause, pursuant to any Contract to which the Company is party: (i) a loss of, or imposition of any Lien on any Company Owned Intellectual Property Rights material to the Company or, to the knowledge of the Company, any Intellectual Property Rights owned by Buyer or its Affiliates; (ii) the license, delivery, or assignment of any Company Owned Intellectual Property Rights material to the Company or, to the knowledge of the Company, any Intellectual Property Rights owned by Buyer or its Affiliates; (iii) the termination or material alteration of the Company's rights in and to any Company Owned Intellectual Property Rights material to the Company or, to the knowledge of the Company, Buyer's or its Affiliates' rights in and to any Intellectual Property Rights owned by Buyer or its Affiliates; or (iv) the Company or, to the knowledge of the Company, Buyer or Buyer's Affiliates, being obligated to pay any material amounts to any Person materially in excess of those payable by the Company prior to the Closing (except for increased fees due to an increase in usage or sales).
(f)Except as stated in Schedule 3.17(f), no computer software licensed or used by the Company is customized software.
(g)Except as stated in Schedule 3.17(g), neither the operation of the business of the Company as currently conducted nor the use, exploitation, development, marketing, license, sale, furnishing or use of any product or service currently licensed, sold or provided by the Company has infringed, violated, misappropriated, or diluted or infringes, violates, misappropriates, or dilutes the Intellectual Property Right of any Person or has constituted or does constitute unfair competition or trade practices under the Laws of any applicable jurisdiction. Except as stated in Schedule 3.17(g). there are no, and have been no, Proceedings or written inquiries alleging any of the foregoing.
(h)The Company has not received written notice from any Person alleging that the operation of the businesses of the Company or the exploitation of any product or service of the Company has infringed, violated, misappropriated, or diluted, or does infringe, violate, misappropriate, or dilute the Intellectual Property Rights of any Person or has constituted or does constitute unfair competition or trade practices under the Laws of any jurisdiction. The Company has not received any written request from any Person for indemnification with respect to infringement, violation, misappropriation, or dilution of Intellectual Property Rights.

(i)Except as set forth in Schedule 3.17(i). to the knowledge of the Company, no Person has or is infringing, violating, misappropriating, or diluting any material Company Owned Intellectual Property Rights and the Company has not instituted any Proceedings or inquiries alleging the foregoing or provided written notice to any Person alleging the foregoing that has not been resolved.
(j)The Company takes, and has taken at all times, reasonable steps to protect, preserve, and maintain the Company's rights in the material Trade Secrets owned by, licensed to, or in the possession of the Company. No confidential information or technology that is material to the Company and that the Company currently protects or attempts to protect as a Trade Secret has entered the public domain. To the knowledge of the Company, no current or former employee, consultant, contractor or agent of the Company has misappropriated or disclosed without authorization the Trade Secrets owned by, licensed to, or in the possession of the Company.
(k)All current and former employees, consultants, contractors and agents of the Company who are or were involved in, or who have participated in or contributed to, the conception, development, authoring, creation or reduction to practice of any material Intellectual Property Rights for or on the behalf of the Company have executed valid and enforceable Contracts in the applicable forms set forth on Schedule 3.17(k) or are subject to obligations under applicable Law that would qualify such Intellectual Property Rights as a work made for hire or an invention for hire. To the knowledge of the Company, none of such employees, consultants, contractors or agents are, or have been in, breach of such Contracts. To the knowledge of the Company, no current or former employee, consultant, contractor, or agent of the Company is bound by any Contract restricting such employee, consultant, contractor, or agent from performing such employee's, consultant, contractor's or agent's duties for the Company or in breach of any Contract with any former employer or other Person concerning Intellectual Property Rights or confidentiality due to such employee's, consultant's contractor's or agent's activities as an employee, consultant, contractor or agent of the Company.
3.18Litigation. Except as listed on Schedule 3.18 and other than (x) Excluded Warranty Claims and (y) routine workers compensation claims covered by insurance:
(a)There are no, and in the past three years there have not been any, material Proceedings pending or, to the Company's knowledge, threatened against the Company, the Company's assets or properties, the Equity Interests of the Company or any officer, manager, director or employee of the Company in their capacity as such, other than any such Proceedings that have been fully resolved and with respect to which the Company has no further Liability.
(b)There are no material Proceedings by the Company currently pending or that the Company intends to initiate.
(c)The Company is not subject to or otherwise bound by (i) any Orders or (ii) any settlement agreements entered into within the past three years or for which the Company has not fully performed its obligations thereunder as of the date hereof. The Company is and has been in compliance in all material respects with all of their obligations under any Orders or settlement agreements to which the Company is subject or is otherwise bound.

3.19Employees.
(a)Schedule 3.19(a) sets forth a true, correct and complete list of all current employees of the Company, and for each such employee, his or her: (i) classification as exempt or non-exempt under applicable state, federal or foreign overtime regulations, (ii) hourly rate of compensation or base salary (as applicable), (iii) total 2019 and total projected 2020 compensation, (iv) vacation accrual rate, (v) accrued but unused vacation and (vi) commencement date of employment. Schedule 3.19(a) also lists all current independent contractors of the Company who perform services for the Company on a full time basis, and for each such independent contractor, his or her: (x) terms of compensation, (y) total 2019 and total projected 2020 compensation and (z) commencement date.
(b)The Company is not party to any collective bargaining agreements and there are no labor unions or other organizations representing any employee of the Company. There are no labor unions or other organizations which have filed a petition with the National Labor Relations Board or any other Governmental Authority seeking certification as the collective bargaining representative of any employee of the Company, and to the knowledge of the Company, no labor union or organization is engaged in any organizing activity with respect to any employee of the Company. In the past three years, there has not been, and there is not now pending or, to the knowledge of the Company, threatened, (i) any strike, lockout, slowdown, picketing, or work stoppage with respect to the employees of the Company or (ii) any unfair labor practice charge against the Company.
(c)In the past three years, the Company has not effectuated (i) a "plant closing" as defined in the Worker Adjustment and Retraining Notification Act, 29 U.S.C. §§ 2101 et seq. (the "WARN Act") (or any similar state, local or foreign Law) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company or (ii) a "mass layoff'' as defined in the WARN Act (or any similar state, local or foreign Law) affecting any site of employment or facility of the Company.
(d)The Company has complied and is in compliance in all material respects with all Laws relating to employees and employee wages, hours, classification of employees (as exempt or non-exempt, as independent contractors or employees, or otherwise), termination, equal opportunity, collective bargaining and the payment of social security and other Taxes applicable to the Company.
(e)No current or former employee of the Company has any claim against the Company for overtime pay, wages, salary, or bonus, excluding current payroll periods, or any violation of any statute, ordinance or regulation relating to wages, maximum hours or other terms or conditions of employment of such employee.
3.20Employee Benefits.
(a)Schedule 3.20(a) lists each Benefit Plan.
(b)The Company has delivered true, correct and complete copies of the following documents to Buyer with respect to each Benefit Plan: (i) all documents embodying such Benefit Plan, including all amendments thereto, and all related trust documents, (ii) a written description of any Benefit Plan that is not set forth in a written document, (iii) the most recent summary plan description together with the summary or summaries of material modifications thereto, if any, (iv) the three most recent annual actuarial valuations, if any, (v) all Internal Revenue Service ("IRS") or Department of Labor ("DOL") determination, opinion, notification and advisory letters, (vi) the three most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, (vii) all material correspondence to or from any Governmental Authority received in the last three years, (viii) all nondiscrimination testing performed for the most recent three plan years and (ix) all material written Contracts currently in effect, including administrative service agreements, group annuity contracts, and group insurance Contracts.
(c)Each Benefit Plan has been maintained and administered in all material respects in compliance with its terms and with the requirements prescribed by any and all Laws and Orders, including ERISA and the Code, which are applicable to such Benefit Plans.
(d)Each Benefit Plan intended to be qualified under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code is so qualified and has obtained a currently effective favorable determination notification, advisory and/or opinion letter, as applicable, as to its qualified status (or the qualified status of the form of preapproved plan document on which it is established) from the IRS covering the amendments to the Code effected by the Tax Reform Act of 1986 and all subsequent legislation for which the IRS will currently issue such a letter, and no amendment to such Benefit Plan has been adopted since the date of such letter covering such Benefit Plan that would adversely affect such favorable determination.
(e)No plan currently or ever in the past maintained, sponsored, contributed to or required to be contributed to by the Company or any of their respective current or former ERISA Affiliates is or ever in the past was (i) a Multiemployer Plan, (ii) a plan described in Section 413 of the Code, (iii) a plan subject to Title IV of ERISA, (iv) a plan subject to the minimum funding standards of Section 412 of the Code or Section 302 of ERISA or (v) a plan maintained in connection with any trust described in Section 501(c)(9) of the Code.
(f)The Company is not subject to any Liability or penalty under Sections 4971 through 4980H of the Code or Title I of ERISA.
(g)The Company has not complied with all applicable health care continuation requirements in Section 4980B of the Code and in ERISA, and the provisions of the Patient Protection and Affordable Care Act. The Company is not subject to any Liability or penalty under Section 4980H of the Code.
(h)No "Prohibited Transaction" within the meaning of Section 4975 of the Code or Sections 406 or 407 of ERISA and not otherwise exempt under Section 408 of ERISA has occurred with respect to any Benefit Plan.
(i)All contributions, reserves or premium payments required to have been made or accrued, or that are due, as of the date hereof to or with respect to the Benefit Plans, have been timely made or accrued.
(j)No Proceeding (excluding claims for benefits incurred in the ordinary course) has been brought or is pending or, to the Company's knowledge, threatened, against or with respect to any Benefit Plan or the assets or any fiduciary thereof (in that Person's capacity as a fiduciary of such Benefit Plan). There are no audits, inquiries or Proceedings pending or, to the Company's knowledge, threatened by the IRS, DOL or any other Governmental Authority with respect to any Benefit Plan.
(k)No Benefit Plan provides, or reflects or represents any Liability to provide, benefits (including death or medical benefits), whether or not insured, with respect to any former or current employee, or any spouse or dependent of any such employee, beyond the employee's retirement or other termination of employment, other than (i) coverage mandated by Part 6 of Title I of ERISA or Section 4980B of the Code or (ii) retirement or death benefits under any plan intended to be qualified under Section 401(a) of the Code.
(l)Except as set forth on Schedule 3.20(1), the execution of this Agreement and the consummation of the transactions contemplated by this Agreement (alone or together with any other event which, standing alone, would not by itself trigger such entitlement or acceleration) will not (i) entitle any Person to any payment, forgiveness of indebtedness, vesting, distribution or increase in benefits under or with respect to any Benefit Plan, (ii) otherwise trigger any acceleration (of vesting or payment of benefits or otherwise) under or with respect to any Benefit Plan, with the exception of the vesting of the participants under any 401(k) Plan required as a result of a plan termination in accordance with Section 6.3(c) or (iii) trigger any obligation to fund any Benefit Plan.
(m)There is no Contract, plan or arrangement covering any current or former employee, director or consultant of the Company that, individually or collectively, could give rise to the payment as a result of the transactions contemplated by this Agreement of any amount that would not be deductible by the Company by reason of Section 280G of the Code.
(n)Except as set forth on Schedule 3.20(n) with respect to each Benefit Plan that is a "nonqualified deferred compensation plan" (as defined for purposes of Section 409A(d)(1) of the Code), (i) such plan has been operated since January 1, 2005 in material compliance with Section 409A of the Code and all applicable IRS guidance promulgated thereunder to the extent such plan is subject to Section 409A of the Code and so as to avoid any Tax, interest or penalty thereunder, (ii) the document or documents that evidence each such plan have materially conformed to the provisions of Section 409A of the Code and the final regulations under Section 409A of the Code since December 31, 2008; and (iii) as to any such plan in existence prior to January 1, 2005 and not subject to Section 409A of the Code, has not been "materially modified" (within the meaning of IRS Notice 2005-1) at any time after October 3, 2004.
(o)The Company does not have any Liability to pay or reimburse any Taxes, or related penalties or interest that may be incurred pursuant to Code Section 4999 or Code Section 409A.
(p)No Benefit Plan is maintained outside the jurisdiction of the U.S. or covers any employee residing or working outside the U.S.
3.21Environmental, Health, and Safety Matters. Except as disclosed on Schedule 3.21:
(a)The Company has at all times complied and is in compliance, in all material respects, with all Environmental and Safety Requirements.
(b)Without limiting the generality of the foregoing, the Company has, in all material respects, obtained and at all times complied with, is in compliance with, and has timely applied for any required renewals of, all Permits required pursuant to Environmental and Safety Requirements, and, to the knowledge of the Company, no condition exists that would reasonably be expected to result in the revocation or non-renewal thereof by any Governmental Authority.
(c)The Company has not received any claim, notice, report, notice of investigation or other information regarding any actual or alleged violation of Environmental and Safety Requirements or any such Permit or regarding any Liabilities or potential Liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), including any investigatory, remedial or corrective obligations, relating to the Company or its facilities and arising under Environmental and Safety Requirements.
(d)The Company has not incurred any material Liabilities under any Environmental and Safety Requirements.
(e)None of the property owned, occupied, or operated by the Company is affected by any condition, and there has been no activity or failure to take action by the Company, that would reasonably be expected to result in any material Liability or obligation under any Environmental and Safety Requirements.
(f)There is no Hazardous Substance present in quantities greater than those allowed by applicable Environmental and Safety Requirements on or in the environment at any Company Property. There has been no disposal, treatment or Release of a Hazardous Substance, material or waste to the environment at any facility now operated by the Company (or any predecessor for which it may be responsible) or at any facility formerly owned or operated by the Company (or any predecessor for which it may be responsible) that, in each case, that would be reasonably likely to give rise to material Liability under any Environmental and Safety Requirements. No employee of the Company or other Person has been injured as a result of Release of a Hazardous Substance at any facility currently or formerly operated by the Company.
(g)No waste has been disposed of by the Company at any site or location that would be reasonably likely to give rise to material Liability under any Environmental and Safety Requirements.
(h)True, correct and complete copies of all Phase One, Phase Two, and other environmental assessments or reports, and all environmental compliance audits of facilities now or, within the last 5 years, formerly owned, leased, controlled or operated by the Company within the possession of the Company have been made available to Buyer.
(i)The Company has not assumed by contract (including any administrative order, consent agreement, lease or sale lease-back) or operation of law, or otherwise agreed, to: (i) indemnify or hold harmless any other Person for any material violation of any Environmental and Safety Requirement or any material obligation or Liability thereunder; (ii) assume any material Liability for any Release of any Hazardous Substance, conduct any response, removal or remedial action with regard to any Release of any Hazardous Substance, or implement any institutional controls (including any deed restrictions) regarding any existing Hazardous Substance; or (iii) release or waive any Liability that would impair any claim, demand or other Proceeding related to any material Release of any Hazardous Substance in, on, under, to or from any real property against a previous owner or operator of any real property or against any other Person who may be potentially responsible for such Release.
(j)No underground storage tanks, friable asbestos, lead-based paint or polychlorinated biphenyls are located at any property currently owned leased or operated by the Company.
3.22Accounts Receivable. The notes and accounts receivable reflected in the Latest Balance Sheet, and all notes and accounts receivable of the Company arising since the Latest Balance Sheet, represent bona fide obligations arising from sales actually made or services actually performed in the ordinary course of business. Such notes and accounts receivable are subject to no valid defenses, counterclaims or rights of setoff or any claims or disputes and, to the knowledge of the Company, are collectible in the ordinary course of business, except in the case of notes and accounts receivable shown on the Latest Balance Sheet, to the extent of the reserves set forth on the face of the Latest Balance Sheet, and, in the case of accounts receivable arising since the Latest Balance Sheet, to a reasonable allowance for bad debts which does not reflect a rate of bad debts more than that reflected by the reserve for bad debts on the Latest Balance Sheet.
3.23Inventory. The values at which inventories of the Company are shown on the Latest Balance Sheet are true and correct in all material respects as of the date of the Latest Balance Sheet and have been determined in accordance with the historical valuation policy of the Company, consistently applied and in accordance with GAAP. Such inventories (and items of inventory of the Company acquired or manufactured subsequent to the Latest Balance Sheet) consist only of items of quality and quantity commercially usable and, with respect to finished goods, salable, in the ordinary course of business consistent with past practice and are not obsolete, damaged or defective, except to the extent of any reserve therefor on the Latest Balance Sheet. Except as stated in Schedule 3.23(a), the present quantities of the inventories of the Company are reasonable in the present circumstances of the business of the Company. Except as stated in Schedule 3.23(b), all inventories (other than goods in transit or goods located off-site, in any case, in the ordinary course of business) of the Company are located on the premises of the Company.
3.24Top Dealers, Distributors, Sales Representatives and Suppliers. Schedule 3.24 sets forth a true, correct and complete list of the top 30 dealers, distributors and sales representatives and top 20 suppliers of the Company as measured by revenue, in the case of dealers, distributors and sales representatives, and expenditure, in the case of suppliers, for the 12-month period ended July 31, 2020 and, separately, for the four-month period ended November 30, 2020 (including a break-down of revenue or expenditures attributable to each such Person), with related or affiliated Persons aggregated and treated as a single Persons for purposes hereof but with each such Person nevertheless separately listed on such Schedule. Since January 1, 2020, no such Person has materially and adversely changed the terms of its relationship with the Company or notified the Company that such Person intends to terminate its relationship with the Company or materially and adversely change the terms of its relationship with the Company (including to materially reduce its purchases from, or sales to the Company's business, as the case may be, or to materially increase the amount charged for the supply of certain materials, products or services) nor has there been any material dispute with any such Person.

3.25Business Practices.
(a)None of the Company or any of its directors, managers, officers, employees, agents or other Persons acting on behalf of the Company has directly or indirectly: (i) offered, authorized, or given anything of value (including payments, contributions, gifts or otherwise) to any employee, agent or official of a Governmental Authority, any political party or official, agent or employee thereof, or any candidate for political office with the intent of obtaining any improper advantage, improperly affecting or influencing any act or decision of any such Person, assisting the Company in obtaining or retaining business for, or with, or directing business to, any Person, or constituting a bribe, kickback or illegal or improper payment; or (ii) taken any other action in violation of (A) the U.S. Foreign Corrupt Practices Act of 1977, (B) any other applicable anti-corruption, anti-bribery, recordkeeping or internal controls Laws, (C) any applicable export control Laws, trade or economic sanctions Laws, or anti-boycott Laws or (D) any other Law of similar purpose and scope. The Company has disclosed to Buyer any alleged or actual fraud, whether or not material, known to the Company and occurring any time during the past three years with respect to the Company.
(b)The Company has not directly or indirectly engaged in any transactions with: (i) any Person then-listed on any sanctions list maintained by the U.S. Department of Treasury's Office of Foreign Assets Control ("OFAC"); (ii) any Person that is 50% or more owned, directly or indirectly by any Person then-listed on any sanctions list maintained by OFAC; or (iii) any Person located, organized or resident in a country or territory that is the subject of U.S. comprehensive economic sanctions. The Company has not engaged in any transactions in violation of applicable anti-money laundering Laws or, to the knowledge of the Company, engaged in any transactions involving funds derived from any criminal activity.
3.26Disclaimer of Warranties. Except as specifically set forth in this Agreement (as and to the extent modified by the Disclosure Schedules hereto) or in any other written agreement entered into by any of them in connection with the transactions contemplated by this Agreement, none of the Sellers or the Company, its directors, officers, shareholders, Affiliates, employees, agents, counsel, representatives, or advisors makes or has made any representation or warranty of any kind or nature whatsoever, oral or written, express or implied, to Parent, Buyer or any of their Affiliates, directors, officers, shareholders, employees, agents, counsel, representatives, advisors, or financing sources in connection with the transactions contemplated by this Agreement. Any representations and warranties not specifically set forth herein or therein, whether express or implied (including any implied or express warranty of merchantability, fitness for a particular purpose, or non-infringement), are disclaimed by the Company. For avoidance of doubt and without limiting the foregoing, except as specifically set forth in this Agreement or in any other written agreement entered into by any of them in connection with the transactions contemplated by this Agreement, no representation is made by any of them with respect to (a) any financial projections, forecasts, or similar information or statements made, communicated or furnished (orally or in writing) to Parent, Buyer or any other Person, (b) any "management presentations" or accompanying materials, (c) the contents of any "data room" or "virtual data room", or (d) the probable success or profitability of the Company.

4.Sellers' Representations and Warranties. Each Seller separately (and not jointly) represents and warrants to Buyer as follows:
4.1Organization. If such Seller is a legal entity, (a) such Seller is duly organized, validly existing and in good standing under the Laws of its jurisdiction of formation, (b) Schedule 4.1 lists all of the outstanding Equity Interests in such Seller and the owners thereof as well as the Person or Persons that control such Seller, and (c) such Seller is a holding company that has no material Liabilities.
4.2Authorization of Transaction. Such Seller has full right, capacity (if such Seller is an individual), power and authority to execute and deliver this Agreement and each Ancillary Agreement to which such Seller is party, to perform its obligations under this Agreement and each such Ancillary Agreement and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each such Ancillary Agreement and the consummation of the transactions contemplated by this Agreement and each such Ancillary Agreement have been duly authorized by all requisite action on the part of such Seller for which authorization is necessary. This Agreement and each such Ancillary Agreement constitute the valid and legally binding obligation of such Seller, enforceable against such Seller in accordance with its terms, subject only to the Bankruptcy Exceptions
4.3Non-Contravention.
(a)No Breach. The execution and the delivery of this Agreement and each Ancillary Agreement to which such Seller is party and the consummation of the transactions contemplated by this Agreement and each such Ancillary Agreement will not:
(1)violate any Law or Order to which such Seller is subject or is otherwise bound;
(2)violate any provision of such Seller's Charter Documents, if such Seller is a trust or legal entity; or
(3)in any material respect, conflict with, result in a breach of, or constitute a default under any Contract to which the Seller is party or by which such Seller's Shares are bound or subject.
(b)No Consent or Notice. Such Seller is not required to give any notice to, make any filing with, or obtain any authorization, consent or approval (or any waiver of any of the foregoing) of any Governmental Authority or any other Person for the Parties to enter into this Agreement or any of the Ancillary Agreements or to consummate the transactions contemplated hereby or thereby, except for any notice, filing, authorization, consent, or approval, the absence of which would not, individually or in the aggregate, reasonably be expected to be material.
4.4Brokers' Fees. Such Seller has not incurred any liability or obligation on behalf of the Company or otherwise to pay any fees or commissions or other amounts to any financial advisor, broker, finder, or agent with respect to the transactions contemplated by this Agreement.
4.5Title to Shares. Such Seller has good and marketable title to such Seller's Shares set forth opposite such Seller's name on Schedule 3.6(a), free and clear of all Liens, except for restrictions on transfer arising under applicable securities Laws, and such Shares constitute all of the Equity Interests of the Company owned or held by such

Seller. Immediately after Closing, Buyer will own such Shares free and clear of all Liens, except for such restrictions on transfer. Such Seller is not party to any Contract that would require such Seller to sell, transfer or otherwise dispose of any Shares (other than this Agreement) and such Seller is not party to any voting trust, proxy or other Contract with respect to the voting of any Shares.
5.Parent's and Buyer's Representations and Warranties. Each of Parent and Buyer represents and warrants to Sellers as follows:
5.1Organization of Parent and Buyer. Parent is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, and is a "C corporation" for Income Tax purposes.
5.2Authorization of Transaction. Each of Parent and Buyer has full power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is party, to perform its obligations under this Agreement and each such Ancillary Agreement and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each Ancillary Agreement to which Parent or Buyer is party and the consummation of the transactions contemplated by this Agreement and each such Ancillary Agreement have been duly authorized by all requisite action on the part of Parent or Buyer, as applicable. This Agreement and each such Ancillary Agreement constitute the valid and legally binding obligation of Parent and Buyer, enforceable against Parent and Buyer in accordance with its terms, subject only to the Bankruptcy Exceptions.
5.3Non-Contravention.
(a)No Breach. The execution and the delivery of this Agreement and the Ancillary Agreements to which Parent or Buyer is party and the consummation of the transactions contemplated by this Agreement and each such Ancillary Agreement will not:
5.1violate any Law or Order to which Parent or Buyer is subject or is otherwise bound;
5.2violate any provision of Parent's or Buyer's Charter Documents; or
5.3in any material respect, conflict with, result in a breach of, or constitute a default under any material Contract to which Parent or Buyer is party or by which it is bound or to which any of its assets is subject.
(b)No Consent or Notice. Except for the filing of notification and report forms under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the expiration or termination of any applicable waiting period thereunder, neither Parent nor Buyer is required to give any notice to, make any filing with, or obtain any authorization, consent or approval (or any waiver of any of the foregoing) of any Governmental Authority or any other Person for the Parties to enter into this Agreement or any of the Ancillary Agreements or to consummate the transactions contemplated hereby or thereby, except for any notice, filing, authorization, consent, or approval, the absence of which would not, individually or in the aggregate, reasonably be expected to be material.

5.4Brokers' Fees. Neither Parent nor Buyer has any liability or obligation to pay any fees or commissions or other amounts to any financial advisor, broker, finder, or agent with respect to the transactions contemplated by this Agreement, except with respect to Truist Securities, Inc., all of which will be borne by Buyer.
5.5Investment Intent. Buyer is not acquiring the Shares with a view to or for sale in connection with any distribution of the Shares within the meaning of the Securities Act of 1933, as amended.
5.6No Reliance. Except as specifically set forth in this Agreement (as and to the extent modified by the Disclosure Schedules hereto) or in any other written agreement entered into by any of them in connection with the transactions contemplated by this Agreement, Parent and Buyer acknowledge that no representation or warranty is made by any of the Sellers or the Company, its directors, officers, shareholders, Affiliates, employees, agents, counsel, representatives, or advisors with respect to, and neither Parent nor Buyer has relied on any representation or warranty by any of them with respect to, any (i) financial projections, forecasts, or similar information or statements made, communicated, or furnished (orally or in writing) to Parent, Buyer or any other Person, (ii) any "management presentations" or accompanying materials, (iii) the contents of any "data room" or "virtual data room" (except to the extent addressed in a representation in this Agreement), or (iv) any oral, written or electronic response to any information request provided to Parent, Buyer or its advisors.
6.Covenants.
6.1Directors' and Officers' Insurance. Prior to Closing, the Company will obtain at its expense a tail insurance coverage policy, relating to the policies of directors' and officers' liability and EPLI insurance currently maintained by the Company and in effect as of the date hereof with respect to claims arising from facts or events that occurred on or prior to the Closing covering each Person currently covered by such policies.
6.2Press Releases. Upon execution and delivery of this Agreement by all of the Parties, Parent and the Company will issue a joint press release announcing the transaction contemplated by this Agreement, and, upon the Closing, Parent and the Company will issue a joint press release, approved by Sellers (such approval not to be unreasonably withheld or delayed), announcing the closing thereof. Other than the foregoing, no Seller will make any public announcement or issue any press release relating to the transactions contemplated hereby without the prior consent of Buyer, except as required by Law. For clarity, except as set forth in this Section 6.2, Parent shall not be restricted in making any public announcements or press releases.
6.3Employees; Employee Plans.
(a)Except for those persons listed on Schedule 6.3, Buyer will, or will cause the Company or another Affiliate to, continue the employment of all Company employees immediately following the Closing. Except for employees who have been offered by Buyer written employment agreements with the Company effective as of the Closing, during the period commencing on the Closing Date and ending on the date which is 12 months after the Closing Date (or, if earlier, the date of the employee's termination of employment with the Company), the Company and Buyer will, or will cause an Affiliate, to provide each employee of the Company who remains employed immediately after the Closing (a "Continuing Employee") with base salary or hourly wages which are no less than the base salary or hourly wages provided by the Company immediately prior to the Closing; provided that the foregoing will not apply with respect to employees whose job titles or job responsibilities are materially changed after Closing.
(b)With respect to any employee benefit plan maintained by Buyer (a "Buyer Employee Plan") in which any Continuing Employee will participate effective as of the Closing, Buyer will, or will cause an Affiliate to, recognize all service of Continuing Employees with the Company as if such service were with Buyer and its Affiliates, for vesting and eligibility purposes in any Buyer Employee Plan in which such Continuing Employees may be eligible to participate after the Closing Date; provided, however, such service will not be recognized to the extent (i) such recognition would result in a duplication of benefits, (ii) such service was not recognized under the corresponding employee plan of the Company as it existed prior to the Closing Date or (iii) and for any reason under any defined benefit pension plan, retiree medical benefit plan or any equity incentive award granted after the Closing. During the period commencing on the Closing Date and ending on the date which is 12 months after the Closing Date, Buyer will provide each Continuing Employee with employment benefits that are in the aggregate at least as favorable as those provided by the Company immediately prior to the Closing. As of the Closing Date, Buyer will, or will cause an Affiliate to, credit to each Continuing Employee the amount of vacation or paid time off that such employee had accrued under any applicable Benefit Plan as of the Closing.
(c)If requested by Buyer no later than 10 days prior to the Closing Date, the Company will adopt, or will cause to be adopted, all necessary corporate resolutions (which shall be subject to Buyer's reasonable review and approval) to terminate each 401(k) Plan sponsored or maintained by the Company, effective as of no later than one day prior to Closing (but such termination may be contingent upon the Closing). Immediately prior to such termination, the Company will have made all necessary payments to fund the contributions: (i) necessary or required to maintain the Tax-qualified status of the 401(k) Plan; (ii) for elective deferrals made pursuant to the 401(k) Plan for the period prior to termination; and (iii) for any employer contributions (including any matching contributions) for the period prior to termination. For this purpose, the term "401(k) Plan" means any plan intended to be qualified under Code Section 401(a) which includes a cash or deferred arrangement intended to qualify under Code Section 401(k). The Company shall provide Buyer with a copy of resolutions duly adopted so terminating any such 401(k) Plan. If the Company's 401(k) Plan is terminated, Buyer shall cause a 401(k) Plan sponsored by Buyer or one of its Affiliates to accept as soon as practicable rollover distributions from any current or former employees of the Company with respect to such individual's account balances under such terminated plan (including loans that are not then in default), if elected by such individuals.
This Section 6.3 will be binding upon and inure solely to the benefit of each of the Parties, and nothing in this Section, express or implied, will confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section. Nothing contained herein, express or implied, will be construed to establish, amend, or modify any benefit plan, program, agreement, or arrangement. The Parties acknowledge and agree that the terms set forth in this Section 6.3 will not create any right in any employee or any other Person to any employment or continued employment with the Company, Buyer or any of their respective Affiliates or compensation or benefits of any nature or kind whatsoever.
6.4Restrictive Covenants. As a material inducement to Buyer to enter into this Agreement, the Restricted Party covenants and agrees to the following:
(a)For the Restriction Period, the Restricted Party shall not, and shall not permit any of the Affiliates of the Restricted Party to, directly or indirectly, either alone or in association or in connection with or on behalf of any Person now existing or hereafter created (except on behalf of Buyer or any of its Affiliates): (i) be or become engaged in, or participate in, the business of designing, developing, assembling, manufacturing, producing, testing, marketing, selling, delivering or servicing boats or components thereof (whether recreational, sports, or otherwise) ("Restricted Business") anywhere in the world (the "Restricted Area"), including being or becoming, directly or indirectly, an organizer, owner, operator, investor, lender, lessor, partner, joint venturer, equityholder, officer, director, employee, manager, representative, associate, advisor, consultant or agent of, in, to or from any Restricted Business (including by virtue of holding any beneficial interest, or serving as a trustee or in a similar capacity, in any Person that is, directly or indirectly, any of the foregoing or otherwise engaged in any Restricted Business), (ii) use or authorize the use of the Restricted Party's name or any part thereof in connection with any Restricted Business or (iii) take any other action that is intended or designed, or would reasonably be expected, to frustrate, circumvent or evade the provisions of this Section 6.4(a). Nothing in this Section 6.4(a) will prevent the Restricted Party from beneficially holding a passive investment of up to 3% of any publicly-listed class of securities of a Restricted Business.
(b)Without limiting Section 6.4(a), the Restricted Party shall not, and shall not permit any of the Affiliates of the Restricted Party to, directly or indirectly, either alone or in association or in connection with or on behalf of any Person now existing or hereafter created, during the Restriction Period, (i) divert or attempt to divert or solicit any business of, or interfere with the relationship between (in each case, only to the extent related to the Restricted Business), the Company or its Affiliates, on the one hand, and any Person who at any time during the 18 months preceding the Closing Date was a customer, sales representative, supplier, dealer, distributor, vendor, licensor, licensee, lessor, lessee, or other business partner of the Company, on the other hand or (ii) solicit or recruit the employment or consulting services of or hire or engage any employee, independent contractor or consultant of the Company (including any such employee, independent contractor or consultant who has voluntarily resigned from employment with the Company within six months of such solicitation, recruitment, hiring or engagement), provided that this clause (ii) shall not prohibit a general solicitation to the public of general advertising not specifically directed at any such employee, independent contractor or consultant so long as no such employee, independent contractor or consultant is hired or engaged as a result of such general solicitation.
(c)The Restricted Party represents, warrants, acknowledges and agrees that: (i) the Restricted Party is directly deriving substantial value and proceeds from the transactions contemplated hereby, (ii) the restrictions applicable to the Restricted Party in this Section 6.4 are necessary, fair, reasonable, fundamental and required for the protection of the business, Trade Secrets and goodwill of the Company after the Closing, (iii) such restrictions relate to matters that are of a special, unique and extraordinary value, (iv) Buyer has required that the Restricted Party agree to such restrictions, and the Restricted Party has voluntarily agreed to such restrictions (v) Buyer would not consummate the transactions contemplated hereby if the Restricted Party did not enter into such restrictions, (vi) the obligations against the Restricted Party in this Section 6.4 constitute the valid and legally binding obligation of the Restricted Party and are enforceable against the Restricted Party in accordance with their terms, and (vii) the obligations against the Restricted Party in this Section 6.4 are cumulative with, and not in lieu of, any other similar restrictions set forth in any agreement between the Company or any Affiliate thereof and the Restricted Party (including any employment, consulting, confidentiality, inventions assignment, or similar agreement).
(d)The Restricted Party agrees that a breach by the Restricted Party or any Affiliate thereof of any covenant set forth in this Section 6.4 would cause irreparable harm to Buyer, that Buyer's remedies at law upon any such breach would be inadequate, and that, accordingly, upon any such breach, Buyer may seek a restraining order or injunction or both to be issued against the Restricted Party or such Affiliate, in addition to any other rights and remedies which are available to Buyer at law or in equity. Such Restricted Parties specifically agree that the restrictions set forth in this Section 6.4 are reasonable, appropriate and narrowly-tailored but that if a court of competent jurisdiction finds this Section 6.4 more restrictive than permitted by the Laws of any jurisdiction in which Buyer seeks enforcement hereof, this Section 6.4 will be limited to the extent required to permit maximum enforcement thereof under such Laws. In particular, such Restricted Parties intend that the covenants contained in the preceding portions of this Section 6.4 will be construed as a series of separate covenants, including one for each country in the Restricted Area, one for each state, province or other first-level political subdivision within each country in the Restricted Area and one for each county or other second-level political subdivision in each state, province, or other first-level political subdivision in the Restricted Area. Except for geographic coverage, each such separate covenant will be deemed identical in terms. If, in any Proceeding, a court of competent jurisdiction or arbitrator refuses to enforce any of the separate covenants deemed included in this Section 6.4, then only such unenforceable covenant will be deemed eliminated from these provisions for the purpose of such Proceeding to the extent necessary to permit the remaining separate covenants to be enforced. In addition, if a court of competent jurisdiction or arbitrator refuses to enforce any of the covenants throughout the full length of the Restriction Period, such Restricted Parties agree that the Restriction Period will be deemed amended to the longest period that is permissible. In addition, and without limiting any other remedies, the Restriction Period with respect to a Restricted Party subject to this Section 6.4 shall be extended for the period equal to the time period (if any) that the Restricted Party or any Affiliate of the Restricted Party is in breach of this Section 6.4.
(e)The "Restriction Period" means the period of five years beginning with the Closing Date.
6.5Release. Effective as of the Closing, each Seller and DSD Management (each, a "Releasing Party"), on behalf of itself, its Affiliates and their respective executors, representatives, successors and assigns, if any, irrevocably releases and discharges Parent, Buyer, the Company and their respective officers, managers, directors, equityholders, affiliates, employees, advisors and agents (collectively, "Released Parties") from and against any and all claims, demands, damages, Liabilities, agreements, costs, expenses (including attorneys' and accountants' fees and expenses), Proceedings, actions and causes of action of any nature whatsoever, whether now known or unknown, suspected or unsuspected, that such Releasing Party or its Affiliates or their respective executors, representatives, successor or assigns now has, or at any time previously had, or shall or may have in the future, or that were owed, are owed, or shall or may in the future be owed to such Person, whether accrued, absolute, contingent, unliquidated or otherwise, and whether known or unknown, in any case, arising out of or relating to any act, omission, event or circumstance occurring prior to or existing as of the Closing relating to or arising out of or in connection with the Company or any action or inaction of the Company or such Person's relationship (whether related to employment, ownership, or otherwise) with the Company (collectively, "Released Claims"), and irrevocably agrees to refrain from directly or indirectly asserting or commencing any claim or demand of any kind against any Released Party based upon any Released Claim. Each Releasing Party confirms that it has not transferred or assigned any interest in any Released Claim. Notwithstanding the foregoing, "Released Claims" does not include: (a) any rights of the Releasing Parties in this Agreement or any Ancillary Agreement; (b) with respect to any Releasing Party that is a current or former officer, director or manager of the Company, any right of such Releasing Party in their capacity as such to indemnification and advancement of expenses under the Charter Documents of the Company or under applicable Law; (c) any rights with respect to tail insurance coverage policy obtained pursuant to Section 6.1; or (d) in the case of a Releasing Party that is an employee, officer, director, or manager of the Company, any claim for accrued benefits under any Benefit Plan to which such Releasing Party is entitled or unpaid salary for the current period. Each Releasing Party acknowledges that such Releasing Party may hereafter discover facts in addition to, or different from, those that such Releasing Party now knows or believes to be true with respect to the subject matter of the foregoing release, and each Releasing Party intends that such release shall be and remain in effect as a full and complete release notwithstanding the discovery or existence of any such additional or different facts. In furtherance of the foregoing intention, each Releasing Party hereby waives and relinquishes any rights and benefits that it may have as a Person granting a release under any applicable Law of any jurisdiction to the full extent that it may lawfully waive all such rights and benefits pertaining to the subject matter of such release. For clarity, DSD Management acknowledges and agrees that all agreements or arrangements (if any) between the Company and DSD Management are hereby terminated in full as of the Closing, and the Company shall have no Liability to DSD Management under, in respect of, or relating to any such agreement or arrangement, or otherwise, from and after the Closing.
6.6R&W Insurance Policy. Promptly following issuance of the R&W Insurance Policy, Buyer shall provide a complete copy thereof to Seller Representative. The R&W Insurance Policy obtained by Buyer shall contain an irrevocable waiver of subrogation by the insurer against Sellers and all of their respective directors, officers, affiliates, stockholders and unit holders (except in instances of Fraud). Buyer covenants and agrees that following Closing, Buyer will not amend or modify the R&W Insurance Policy in any manner whatsoever that would adversely affect Sellers with respect to such subrogation. Buyer covenants and agrees that with respect to any claim for indemnification pursuant to Section 7.2(a)(1) or Section 7.2(a)(3) for which coverage may reasonably be available under the R&W Insurance Policy, Buyer shall (a) give timely notice of that claim for indemnification as required under the R&W Insurance Policy, (b) comply in all material respects with all of the applicable terms and conditions of the R&W Insurance Policy for which the failure to comply would adversely affect Sellers and (c) use its commercially reasonable efforts to pursue coverage for such claim under the R&W Insurance Policy.
6.7Termination of Shareholders Agreement. Each Seller that is party thereto acknowledges and agrees that the Shareholders' Agreement for the Company, dated as of June 30, 2018, by and among between the Company and certain Sellers, as amended and currently in effect, is terminated in full as of the Closing, and no party thereto shall thereafter have any right under or in respect thereof.
6.8PPP Loan. The Seller Representative and the Company shall use commercially reasonable efforts to reasonably cooperate, at the Seller Representative's expense, in efforts to seek forgiveness of the PPP Loan by the PPP Lender and the SBA (including keeping each other advised as to material developments or correspondence related thereto).
7.Survival; Indemnification.
7.1Survival. The representations and warranties of Sellers and the Company contained in this Agreement or any certificate delivered at the Closing in connection with this Agreement shall not survive the Closing, except that, notwithstanding the foregoing, (i) the Fundamental Representations (other than the representations and warranties set forth in Section 3.13) shall survive the Closing and instead shall terminate at midnight, central standard time, on the date that is six (6) years following the Closing Date, and (ii) the representations and warranties set forth in Section 3.13 shall survive the Closing and instead shall terminate at midnight, central standard time, on the earlier of (1) the date that is six (6) years following the Closing Date, or (2) the date that is sixty (60) days following the expiration of the applicable underlying statute of limitations. All representations and warranties of the Parent and Buyer set forth in this Agreement or in any certificate delivered at the Closing in connection with this Agreement shall survive the Closing and shall terminate at midnight, central standard time, twelve (12) months following the Closing Date. All covenants and agreements of the parties contained in this Agreement shall survive in accordance with their terms. Notwithstanding the foregoing, (x) if any claim(s) for indemnification has been made on or prior to the applicable survival expiration date set forth in this Section 7.1, then such claim(s) shall survive until their final resolution and (y) the limitations set forth in this Section 7.1 shall not apply in the case of a claim involving Fraud.
7.2Indemnification by Sellers. From and after the Closing:
(a)Indemnifiable Losses. Sellers severally, and not jointly, in accordance with their relative Pro Rata Interests (except, with respect to clause (1) and (2) below, in the case of the breach or inaccuracy of any of the representations, warranties, covenants or agreements made by a particular Seller (and not the Company), in which case only such Seller) will indemnify Buyer and its Affiliates (including Parent and, after the Closing, the Company) and their respective officers, directors, employees, equityholders, agents, representatives, successors and permitted assigns (collectively, the "Buyer Parties") and will hold each of them harmless from and against and pay on behalf of or reimburse such Buyer Parties in respect of any loss, Liability, cost, damage, deficiency, Tax, penalty, fine, or expense, whether or not arising out of third party claims (including, without limitation, interest, penalties, reasonable attorneys' fees and expenses, court costs, and all amounts paid in investigation, defense, or settlement of any of the foregoing) (collectively, "Losses") which any such Buyer Party may suffer, sustain, or become subject to, as a result of:
(1)the breach of or inaccuracy in any Fundamental Representation of such Seller or the Company contained in this Agreement (or any Schedule hereto) or in any certificate delivered hereunder;
(2)the breach of any covenant or agreement of such Seller or the Company contained in this Agreement;
(3)(i) any Taxes of the Company for Pre-Closing Tax Periods, (ii) any Taxes of any Person other than the Company imposed on the Company as a transferee or successor, by Contract (other than commercial Contracts the principal subject matter of which does not relate to Taxes) or pursuant to any Law, in each case resulting from a transaction or event occurring prior to the Closing, or (iii) any Taxes imposed on the Company by reason of being a member of an affiliated, consolidated, combined or unitary group prior to the Closing; provided, that the Sellers will not indemnify the Buyer Parties for (and the Buyer Parties shall be responsible for) any such Taxes otherwise described in subclauses (i)-(iii) of this clause (3) (x) to the extent such Taxes are taken into account in determining and reflected in the final Closing Working Capital or other Purchase Price Components, (y) resulting from a breach by Parent, Buyer or their Affiliates (including, after the Closing, the Company) of any covenant or agreement made by them in this Agreement, or (z) arising from any transaction or election outside the ordinary course of business engaged in on the Closing Date but after the Closing and at the direction of Parent or Buyer;
(4)(i) any Company Transaction Cost not paid prior to the Closing or (ii) any outstanding Closing Indebtedness, in each case, that were not taken into account as a reduction to the final Purchase Price;
(5)any Liability of the Company after the Closing to indemnify or hold harmless or provide expense reimbursement or advancement or provide any related rights to any current or former director, manager or officer of the Company (for clarity, other than in their capacity as a Seller Party) for claims that relate to periods prior to the Closing to the extent not paid by the tail insurance coverage policy obtained pursuant to Section 6.1;
(6)any Liability arising from or relating to (i) Real Property Acquisitions, LLC, Bonefish Air, LLC or DSD Management, or the ownership or operation of any such Person, or any action or inaction of or by any such Person, (ii) the Spin-Out or the Dissolution (or any agreement relating thereto), or (iii) any Taxes of or caused by or resulting from any such Person, ownership, operation, action, inaction, the Spin-Out or the Dissolution; or
(7)the PPP Loan (including as a result of or in connection with any forgiveness thereof, any process to seek forgiveness thereof, the PPP Loan Escrow Agreement, any audit of Buyer or any of its Affiliates (including, after the Closing, the Company) relating to the

PPP Loan, any other claim relating to the PPP Loan or the PPP Loan Escrow Agreement, any Remaining Balance (as defined in the PPP Loan Escrow Agreement) or other repayment obligations, or any other amounts payable (including, for clarity, Income Taxes attributable to loan forgiveness or any disallowance of tax deductions for otherwise deductible expenses in any tax period) as a result of or in connection with the PPP Loan or any of the foregoing).
(b)Indemnification Limitations. Notwithstanding the foregoing, the obligation of Sellers to provide indemnification pursuant to this Section 7.2 will be subject to the following limitations (provided that the following limitations shall not apply to any claim involving Fraud by or on behalf of the Company or any Seller, including any Fraud committed by any officer, manager, director, employee or agent of the Company or any Seller in connection with the consummation of the transactions contemplated by this Agreement):
(1)Without limiting the other limitations of this Section 7.2(b), each Seller's total liability pursuant to Section 7.2(a)(1), Section 7.2(a)(3), Section 7.2(a)(4) and Section 7.2(a)(5) will not exceed in the aggregate the final Purchase Price actually received by such Seller, except, in the case of DSD, for DSD's obligations pursuant to Section 7.7(a), which shall not exceed in the aggregate the final Purchase Price actually received by all Sellers under this Agreement.
(2)Without limiting the other limitations of this Section 7.2(b), to the extent that coverage is available under the R&W Insurance Policy: (x) no Seller will have any liability pursuant to Section 7.2(a)(1) in respect of Fundamental Representations or pursuant to Section 7.2(a)(3), in any case, other than for the then-remaining amount of the Retention (as such term is defined in the R&W Insurance Policy), unless and until the Limit of Liability (as such term is defined in the R&W Insurance Policy) is met or exceeded; and (y) the Buyer Party shall use commercially reasonable efforts to pursue such claim against the R&W Insurance Policy before pursuing such claim directly against any Seller (but, for clarity, the Buyer Party shall not be under any obligation to institute any suit, action or other proceeding against the insurers under such R&W Insurance Policy and a notice of a claim under this Article 7 may nonetheless be given at any time under this Article 7).
(3)The amount of Losses for which indemnification is provided under this Section 7.2 will be offset by: (a) amounts that are reimbursable by and actually recovered from insurance (net of any deductible or co-payment and all out of pocket costs related to such recovery) and (b) any Tax benefits actually realized by the Indemnified Party by reason of such Losses in the year in which the corresponding indemnity payment is made or any prior year.
(4)Any specific Losses for which a Buyer Party would otherwise be entitled to indemnification under the terms of this Section 7.2 shall not be indemnifiable Losses under the terms of this Section 7.2 to the extent such Losses are taken into account in determining and reflected in the final Closing Working Capital or other Purchase Price Components.
(5)Except to the extent awarded in a Third Party Claim, in no event shall any Seller be liable under this Agreement for punitive damages, regardless of the form of action through which such damages are sought.
(6)Sellers shall have no obligation to indemnify the Buyer Parties from and against any Losses consisting of or relating to Taxes for any Post-Closing Tax Period as a result of any breach of the representations and warranties in Section 3.13 other than the representations and warranties in Section 3.13(n) and Section 3.13(o).
(c)Sole Remedy. After the Closing, except for a Buyer Party's right to specific performance or injunctive relief or for claims involving Fraud by or on behalf of the Company or any Seller (including any Fraud committed by any officer, manager, director, employee or agent of the Company or any Seller in connection with the consummation of the transactions contemplated by this Agreement) and other than claims pursuant to Section 1.5 and claims against a Seller in respect of such Seller's representations, warranties or covenants in Section 6 or Section 8 of this Agreement, the indemnity provisions contained in this Section 7.2 will be the Buyer Parties' sole and exclusive remedy for any claim relating to breaches of this Agreement, and the Buyer Party shall not avoid this limitation on liability or claims by seeking damages for breach of contract or tort or pursuant to any other theory of liability in respect thereof, all of which are hereby waived. If any insurance proceeds or other amounts are actually received by any Buyer Party of any amount previously paid by an Indemnifying Party to such Buyer Party in respect of an indemnification claim pursuant to this Section 7.2, such Buyer Party will repay to such Indemnifying Party, promptly after receipt of such insurance proceeds or other amounts, the amount that such Indemnifying Party would not have had to pay pursuant to this Section 7.2 had such insurance proceeds or other amounts been received by such Buyer Party prior to such Indemnifying Party's payment under this Section 7.2 (net of any deductible or co-payment and all out of pocket costs related to such recovery). Notwithstanding the foregoing, nothing in this Agreement shall limit the right of the Buyer Parties to make claims against the R&W Insurance Policy.
7.3Indemnification by Buyer. From and after the Closing, Buyer will indemnify Sellers and their Affiliates and their respective officers, directors, members, employees, agents, representatives, successors, and permitted assigns (collectively, the "Seller Parties") from and against and pay on behalf of or reimburse such Seller Parties in respect of any Loss which any Seller Party may suffer, sustain, or become subject to, as a result of:
(a)the breach of or inaccuracy in any representation or warranty of Parent or Buyer contained in this Agreement or any Schedule hereto or certificate delivered hereunder; or
(b)the breach of any covenant or agreement of Parent or Buyer contained in this Agreement.

Notwithstanding the foregoing, the obligation of Buyer to provide indemnification pursuant to this Section 7.3 will be subject to the following limitations (provided that the following limitations shall not apply to any claim involving Fraud by or on behalf of Buyer (including any Fraud committed by any officer, manager, director, employee or agent of Buyer in connection with the consummation of the transactions contemplated by this Agreement)): (1) Buyer's total liability pursuant to Section 7.3(a) will not exceed in the aggregate the final Purchase Price actually received by all Sellers under this Agreement; (2) the amount of Losses for which indemnification is provided under this Section 7.3 will be offset by amounts that are reimbursable by and actually recovered by the Seller Parties from insurance (net of any deductible or co-payment and all out of pocket costs related to such recovery) and any Tax benefits actually realized by the Indemnified Party by reason of such Losses in the year in which the corresponding indemnity payment is made or any prior year; and (3) except to the extent awarded in a Third Party Claim, in no event shall Parent or Buyer be liable under this Agreement for punitive damages, regardless of the form of action through which such damages are sought.
After the Closing, except for a Seller Party's right to specific performance or injunctive relief or for claims involving Fraud by or on behalf of Parent or Buyer (including any Fraud committed by any officer, manager, director, employee or agent of Parent or Buyer in connection with the consummation of the transactions contemplated by this Agreement) and other than claims pursuant to Section 1.5 and claims against Parent or Buyer in respect of Parent's or Buyer's covenants in Section 6 or Section 8 of this Agreement, the indemnity provisions contained in this Section 7.3 will be the Seller Parties' sole and exclusive remedy for any claim relating to breaches of this Agreement, and the Seller Parties shall not avoid this limitation on liability or claims by seeking damages for breach of contract or tort or pursuant to any other theory of liability in respect thereof, all of which are hereby waived.
7.4Third-Party Claims.
(a)Procedures. If any demands or claims are asserted against a Person entitled to indemnification under Section 7.2 or Section 7.3 (an "Indemnified Party") or any actions, suits, or proceedings are commenced against an Indemnified Party, in any case, by a Person not a Party or an Affiliate of a Party, for which a Party (the "Indemnifying Party") is obligated to indemnify such Indemnified Party (a "Third Party Claim"), the Indemnified Party will give prompt notice to the Indemnifying Party in order to permit Indemnifying Party the necessary time to evaluate the merits of such Third Party Claim, but the failure of an Indemnified Party to give prompt notice to the Indemnifying Party shall not affect the rights of the Indemnified Party to indemnification hereunder, except to the extent any such failure materially prejudices the rights of the Indemnifying Party. The notice shall specify in reasonable detail the Third Party Claim and the basis therefor (based on information then available at such time), including (if estimable) a good faith estimate of the specific dollar amount of the Third Party Claim and a reasonably detailed explanation of the calculation thereof, and copies of all pleadings and all material correspondence or instruments served on or received by the Indemnified Party relating thereto. The Indemnifying Party will have the right, but not the obligation, to assume the defense of any such claim at its own expense with counsel reasonably satisfactory to the Indemnified Party so long as the Indemnifying Party acknowledges in writing that the Indemnified Party is entitled to indemnification hereunder in respect of the Losses subject to such Third Party Claim and so long as the Indemnifying Party notifies the Indemnified Party in writing that it is assuming the defense of such claim within 20 days after receipt of notice of the claim from Indemnified Party, and the Indemnified

Party shall have the right to be informed and consulted with respect to the negotiation, settlement or defense of such Third Party Claim and to retain counsel to act on its behalf, but the fees and disbursements of such counsel shall be paid by the Indemnified Party; provided that if the Indemnifying Party assumes control of such defense and (i) the Indemnified Party reasonably concludes that the Indemnifying Party and the Indemnified Party may have a conflict of interest or different defenses available with respect to such Proceeding that would make it inappropriate for the same counsel to represent both parties or (ii) the Indemnifying Party has not in fact employed counsel to assume control of such defense, the reasonable fees and expenses of counsel to the Indemnified Party (limited to one law firm in each applicable jurisdiction) shall be paid for by the Indemnifying Party. The party controlling such defense shall keep the other party advised of the status of such Proceeding and the defense thereof. Notwithstanding anything to the contrary herein, Buyer as Indemnified Party shall have the full right to control the defense and settlement of any Third Party Claim if: (1) the claim seeks anything other than monetary damages, including an injunction or other equitable relief; (2) the claim involves a claim by any Governmental Authority or a significant customer, supplier, dealer, distributor, sales representative or other business partner of the Company, or involves a criminal claim; (3) the amount reasonably necessary to conclude the defense of such Third Party Claim is in excess of (or reasonably likely to exceed) the remaining portion of the liability cap under Section 7.2(b) applicable to such claim after reduction of all Losses previously recovered by (or then being claimed pursuant to unresolved claims) by the Buyer Parties that count (or would count) towards such cap (if a cap is applicable to such claim); or (4) the Indemnifying Party assumes the defense but fails to promptly defend the Third Party Claim. Assumption by Buyer of control of any such defense or settlement shall not be deemed a waiver by it of its right to indemnification hereunder. In connection with any actual or threatened Third Party Claim, whichever of the Indemnified Party and the Indemnifying Party is not controlling the defense of such Third Party Claim shall reasonably cooperate with the party controlling such defense, including by providing to the party controlling such defense such assistance and materials as may be reasonably requested by the controlling party as may be reasonably necessary to defend such Third-Party Claim.
(b)Settlement and Compromise. An Indemnified Party may not settle or compromise any Third Party Claim without the Indemnifying Party's prior written consent (such consent not to be unreasonably withheld or delayed). An Indemnifying Party may not settle or compromise any Third Party Claim without the Indemnified Party's prior written consent (such consent not to be unreasonably withheld or delayed), except for a settlement which requires no more than a monetary payment for which the Indemnified Party is fully indemnified and includes, as a condition thereof, an express, unconditional release of the Indemnified Party from any liability or obligation with respect to such Third Party Claim.
(c)R&W Insurance Policy. Notwithstanding anything to the contrary set forth herein, the provisions hereof dealing with Third Party Claims shall be subject to the terms and conditions of the R&W Insurance Policy.
7.5Objections to Claims for Indemnification.
(a)Indemnification Objection. An Indemnifying Party may make a written objection ("Indemnification Objection") to any claim for indemnification by an

Indemnified Party. The failure to deliver any Indemnification Objection to the other Party within 20 days after written notice is given to such Party stating that the Indemnified Party has incurred Losses will be deemed an acceptance of and agreement to the indemnification claim.
(b)Resolution by the Parties. Any Indemnification Objection will be resolved pursuant to Section 10.8.
7.6Other Indemnification Matters.
(a)For purposes of this Article 7, in determining whether there has been any misrepresentation or breach of, or inaccuracy in, a representation or warranty, and in determining the amount of Losses resulting therefrom, all qualifications or exceptions in any representation or warranty relating to or referring to the terms "material", "materiality", "in any material respect", "in all material respects", "material adverse effect" or any similar term or phrase shall be disregarded, it being understood and agreed that for purposes of determining liability under this Article 7, the representations and warranties contained in this Agreement shall be read as if such terms and phrases were not included in them.
(b)Each Seller Party, in their capacity as such, hereby agrees that it will not make any claim for indemnification for any Losses subject to indemnity pursuant to Section 7.2(a). Furthermore, the obligations of the applicable Seller for any claim shall not be reduced, offset, eliminated or subject to contribution by reason of any action or inaction by the Company prior to the Closing that contributed to any inaccuracy or breach giving rise to such obligation, it being understood and agreed that such Seller, and not the Company, shall have the sole obligation therefor.
7.7Obligations.
(a)DSD agrees to be jointly and severally liable on an irrevocable, absolute, unconditional, continuing and primary basis with each Trust Seller for all obligations and undertakings of every nature of such Trust Seller under or arising from this Agreement (including under Section 1.5, Article 4 and this Article 7), it being understood that any claim or Proceeding may be brought against any such Person regardless of whether any such claim or Proceeding is brought against any other Person.
(b)Parent agrees to be jointly and severally liable on an irrevocable, absolute, unconditional, continuing and primary basis with Buyer for all obligations and undertakings of every nature of Buyer under or arising from this Agreement (including under Section 1.4, Section 1.5, Article 5 and this Article 7), it being understood that any claim or Proceeding may be brought against any such Person regardless of whether any such claim or Proceeding is brought against any other Person.
8Additional Agreements.
8.1Transaction Expenses. Except as provided in Article 7 or as otherwise expressly provided in this Agreement, each Party will pay all expenses incurred by such Party in connection with the transactions contemplated by this Agreement (whether consummated or not); provided that, for clarity, Sellers shall bear the Company Transaction Costs if the Closing occurs.

8.2Transfer and Other Taxes. Sellers will pay 50% and Buyer will pay 50% when due, of all transfer, documentary, sales, use, stamp, registration, and other such similar Taxes and fees (including any penalties and interest) incurred in connection with this Agreement, and Buyer and Sellers will, at their own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration, and other Taxes and fees.
8.3Further Assurances. The Company and Sellers will execute and deliver such further documents and instruments of conveyance and transfer and take such additional action as Buyer may reasonably request to effect, consummate, confirm or evidence the transactions contemplated by this Agreement.
8.4Transition Assistance. Sellers will cooperate in all commercially reasonable respects with Buyer to enable Buyer and the Company to comply with all legal disclosure obligations in respect of periods prior to the Closing (including, without limitation, in connection with Tax filings, securities transactions, and the like), and will provide such information or testimony as may be reasonably requested by Buyer and the Company in connection with any Proceeding to the extent related to periods prior to the Closing.
8.5Certain Tax Matters.
(a)Pre-Closing Tax Returns. The Seller Representative will prepare or cause to be prepared and file or cause to be filed all Income Tax Returns of the Company or relating to the operation of the Company's business or the ownership of the Company's assets for all periods ending on or prior to the Closing Date (collectively, the "Pre-Closing Tax Returns") even if the Tax Returns are to be filed after the Closing Date. Such Tax Returns will be prepared and filed in accordance with applicable Law and, except as otherwise required by applicable Law, in a manner consistent with past practices of the Company. The Seller Representative will furnish such Income Tax Returns to Buyer for its review and comment (any such comments will be accepted by the Seller Representative to the extent such comments are reasonable and relate to positions that would reasonably be expected to have an adverse effect on Buyer or its Affiliates (including after the Closing the Company) for a Post-Closing Tax Period) at least 30 days before such Income Tax Returns are to be filed (taking into account any valid extensions to file such Tax Returns). Subject to the requirements of this Section 8.5(a) and Section 8.5(c), Buyer will cause the Company to file each Pre-Closing Tax Return as prepared by Seller Representative pursuant to this Section 8.5(a). The Seller Representative shall promptly pay to the Company the amount of unpaid Taxes shown as due on any Tax Return described in this Section 8.5(a), but, in each case, only if and to the extent that such Taxes are Sellers' responsibility under Section 7.2(a)(3).
(b)Other Tax Returns. Buyer will prepare or cause to be prepared and file or cause to be filed all other Tax Returns of the Company or relating to the operation of the Company's business or the ownership of the Company's assets for all taxable periods beginning before the Closing Date, other than the Pre-Closing Tax Returns prepared by Sellers pursuant to Section 8.5(a), and including without limitation Tax Returns with respect to and any Straddle Period, in each case, that will be filed after the Closing Date. Such Tax Returns will be prepared and filed in accordance with applicable Law and, except as otherwise required by applicable Law, in a manner consistent with past practices of the Company. The Company will furnish such Tax Returns to the Seller Representative for its review and comment (any such comments will be accepted by the Company to the extent such comments are reasonable and relate to positions that would reasonably be expected to have an adverse effect on Sellers with respect to a Pre-Closing Tax Period or that are not adequately supported by the relevant facts or applicable Tax Law) at least 30 days (in the case of Income Tax Returns) or 15 days (in the case of all other Tax Returns) before such Tax Returns are to be filed (taking into account any valid extensions to file such Tax Returns). The Seller Representative shall promptly pay to the Company the amount of unpaid Taxes shown as due on any Tax Return described in this Section 8.5(b) that pertains to a Pre-Closing Tax Period, but, in each case, only if and to the extent that such Taxes are Sellers' responsibility under Section 7.2(a)(3).
(c)Disputes, Filings. Buyer and the Seller Representative will endeavor in good faith to resolve any differences with respect to any Tax Returns filed pursuant to Section 8.5(a) or Section 8.5(b). Any unresolved disputes will be resolved by the Arbitrator in accordance with the terms and procedures in Section 1.5(c): provided, however, that in the event that the Arbitrator has not yet resolved any such Tax dispute prior to the deadline for filing of the applicable Tax Return (including any applicable extensions), the preparing Party shall be entitled to file such Tax Return (or amendment) as prepared by the preparing Party (as adjusted to incorporate the other Party's reasonable written comments) subject to later amendment of such Tax Return to reflect the resolution when rendered by the Arbitrator.
(d)Straddle Period Taxes. For purposes of this Agreement, in the case of a Straddle Period, Taxes of the Company shall be allocated to the portion of the period ending on the Closing Date as follows: (i) all Income Taxes, sales Taxes, employment Taxes and other Taxes that are readily apportionable based on an actual or deemed closing of the books shall be allocated based on the amount that would be payable if the taxable year ended on the Closing Date and (ii) all property and other Taxes that are imposed on a periodic basis and not described in clause (i) shall be allocated based on the amount of such Tax for the entire period multiplied by a fraction, the numerator of which is the number of days in the portion of the period ending on the Closing Date and the denominator of which is the number of days in the entire period. For the avoidance of doubt, any employment Taxes that are attributable to a Pre-Closing Tax Period for which deposit or payment has been deferred to a Post-Closing Tax Period pursuant to the CARES Act shall be allocated to the Pre-Closing Tax Period for all purposes of this Agreement.
(e)Tax Refunds. Any Tax refund of the Company that relates to Taxes paid prior to the Closing Date for any Pre-Closing Tax Period or to Taxes that are taken into account in determining final Closing Working Capital (or any other component of the Purchase Price) that are actually received by Buyer or its Affiliates after the Closing Date (including any interest thereon) (a "Pre-Closing Tax Refund") shall be for the account of Sellers, except (i) to the extent any such refund (or the Tax benefit to which it relates) was taken into account in determining final Closing Working Capital or (ii) for refunds arising from the carryback of a loss arising in a Post-Closing Tax Period to a Pre-Closing Tax Period (for the avoidance of doubt, except as provided in clause (i), the carryback of any Income Tax losses incurred for the Pre-Closing Tax Period ending on the Closing Date shall generate Pre-Closing Tax Refunds that are for the account of Sellers, regardless of when the Tax Return(s) claiming such refund are filed or such refunds are actually paid). Buyer shall pay to

Seller Representative (for the benefit of the Sellers) the amount of any such Pre-Closing Tax Refund (less any Taxes imposed on the receipt thereof and all out-of-pocket expenses incurred in obtaining such amounts) within 10 business days after receipt of any such Pre-Closing Tax Refund. Each Pre-Closing Tax Refund shall be claimed in cash, and no available Pre-Closing Tax Refund to which Sellers are entitled pursuant to this Section 8.5(e) shall be used or applied by Buyer or the Company to pay Taxes that may be due in respect of any Post-Closing Tax Period. The allocation of a refund for a Straddle Period shall be determined consistently with the principles of Section 8.5(d). Buyer shall, and shall cause the Company to, take all actions reasonably requested by the Seller Representative (at the Sellers' expense) to secure any Pre-Closing Tax Refunds after the Closing (including using any available accelerated or "quick" refund procedures) for the benefit of the Sellers.
(f)Other Matters Regarding Tax Filings.
(1)The Parties shall, to the extent permitted or required under applicable Tax Law, treat the Closing Date as the last day of the taxable period of the Company for all Income Tax purposes, and Buyer shall cause the Company to join Buyer's "consolidated group" for federal Income Tax purposes (or corresponding group for applicable state or local Income Tax purposes) for the taxable period beginning the day after the Closing Date.
(2)To the maximum extent permitted by applicable Tax Law, all Transaction Tax Deductions shall be reported on a Pre-Closing Tax Return or, in the case of a Straddle Period, shall be allocated solely to the portion of such Straddle Period ending on the Closing Date.
(g)Limitation on Actions Affecting Pre-Closing Tax Periods. On or after the Closing Date, none of Parent, Buyer, the Company, or any of their respective Affiliates shall, without the prior written consent of the Seller Representative (not to be unreasonably withheld or delayed), (i) make, revoke, or change any Tax election with respect to the Company applicable to a Pre-Closing Tax Period, (ii) file (except pursuant to Section 8.5(a) or Section 8.5(b)), re-file, amend, or otherwise modify any Tax Return relating to any Pre-Closing Tax Period, or (iii) enter into any closing agreement, initiate any voluntary disclosure process or similar process with any taxing authority, settle any Tax Claim, extend or waive the limitation period applicable to any Tax Claim, or surrender any right to claim a refund of Taxes that could reasonably be expected to result in any liability for the Sellers (or a reduction in a refund or Tax asset that is or was for the benefit of the Sellers). No election under Section 338 or Section 336 of the Code (or any similar provisions under state or local Tax Law) will be made with respect to the transactions contemplated by this Agreement.
(h)Tax Claims for Pre-Closing Tax Periods.
(1)Parent and Buyer, on the one hand, and the Seller Representative, on the other hand, shall promptly notify each other upon receipt by such Party of written notice of any Tax Claim involving the Company for a Pre-Closing Tax Period; provided, that any failure to so timely notify the other Party of any such Tax Claim shall not relieve such other Party of any obligation hereunder with respect thereto except to the extent any such failure materially prejudices the rights of such other Party.
(2)In the case of any Tax Claim involving the Company for one or more Pre-Closing Tax Periods (other than Straddle Periods), if such Tax Claim may give rise to an indemnification obligation by the Sellers hereunder, the Seller Representative shall have the right, but not the obligation, at the Sellers' sole cost and expense, to control the defense of such Tax Claim, including determining actions taken to pay, dispute, compromise or settle such Taxes; provided, however, that (i) Seller Representative shall keep Buyer reasonably informed of the progress of any such Tax Claim, (ii) Buyer, at its sole cost and expense, may participate in the conduct of such Tax Claim (including participating in any meetings (including telephonic meetings) and reviewing and commenting on any documents with respect to such Tax Claim), and (iii) Seller Representative shall not affect any settlement or compromise of such Tax Claim without obtaining Buyer's prior written consent thereto, which shall not be unreasonably withheld, conditioned or delayed.
(3)If the Seller Representative does not elect to control any such Tax Claim, or if the Tax Claim relates to a Straddle Period, (i) Buyer shall control such Tax Claim and keep the Seller Representative reasonably informed of the progress of any such Tax Claim, (ii) the Seller Representative, at its sole cost and expense, may participate in the conduct of such Tax Claim (including participating in any meetings (including telephonic meetings) and reviewing and commenting on any documents with respect to such Tax Claim), and (iii) Buyer shall not affect any settlement or compromise of such Tax Claim without obtaining the Seller Representative's prior written consent thereto, which shall not be unreasonably withheld, conditioned or delayed.
(4)The provisions of this Section 8.5(h) (and not Section 7.4) shall control any such Tax Claim. Notwithstanding anything to the contrary set forth herein, the provisions hereof dealing with Tax Claims shall be subject to the terms and conditions of the R&W Insurance Policy.
(i)Further Tax Assurances. From and after the Closing Date, Parent, Buyer and the Seller Representative will each:
(1)provide the other with such assistance as may reasonably be requested by the other Party in connection with the preparation of any Tax Return (including amended returns and claims for refund), or the conduct of any Tax Claim relating to liability of the Company for Taxes;
(2)retain and provide the other with any record or other information that reasonably may be relevant to such Tax Return;
(3)provide the other with adequate information, including but not limited to any final determination of any such Tax Claim that reasonably may be expected to affect any amount required to be shown on any Tax Return of the other Party for any period; and

In addition, from and after the Closing Date, none of the Seller Representative or Sellers, on the one hand, or Parent, Buyer, the Company or any of their Affiliates, on the other hand, shall dispose of any Tax Returns, Tax schedules, material Tax work-papers or any material books or records with respect to the Company relating to a Pre-Closing Tax Period or Straddle Period unless it first offers in writing to the party the right to take possession of such materials at such other party's sole expense and the other party fails to accept such offer within 15 calendar days of the offer being made. Any information obtained under this Section 8.5(i) shall be kept confidential, except as may be otherwise necessary in connection with the filing of Tax Returns or claims with respect to any Tax.
8.6Confidentiality.
(a)Definition. As used in this Section 8.6, "Confidential Information" means any of the following information of, held or used by, or relating to the Company: (1) Trade Secrets; (2) information concerning product specifications, data, know-how, formulae, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, past, current, and planned research and development, current and planned manufacturing or distribution methods and processes, computer hardware, software, database technologies, systems, structures and architectures; (3) information concerning the business and affairs of the Company, including historical and current financial statements, financial projections and budgets, Tax Returns and accountants' materials, historical, current, and projected sales, capital spending budgets and plans, business plans, strategic plans, marketing and advertising plans, publications, client and customer and prospect lists and files, current and anticipated customer requirements, price lists, market studies, contracts, the names and backgrounds of key personnel and personnel training techniques and materials; and (4) any and all other confidential information of, held or used by, or relating to the Company.
(b)Obligation. Each Seller acknowledges the confidential and proprietary nature of the Confidential Information and agrees that such Seller will and will cause its Affiliates and their respective executors, representatives, successors and assigns to (except solely on behalf of Parent or Buyer to the extent employed or engaged by Parent or Buyer), from and after the Closing Date: (1) keep the Confidential Information confidential and deliver promptly to Buyer, or immediately destroy at Buyer's option, all embodiments and copies of the Confidential Information that are in such Seller's possession; (2) not use the Confidential Information for any reason or purpose (except that such Seller can use Confidential Information that was in the possession of such Seller prior to the Closing or was or is furnished by Parent, Buyer or the Company in accordance with this Agreement, to the extent necessary in connection with the filing of such Seller's Tax Returns); and (3) without limiting the foregoing except as provided above, not disclose the Confidential Information to any Person, except with Buyer's prior written consent.
(c)Exceptions. With respect to a particular Seller, Section 8.6 does not apply to that part of the Confidential Information (1) that becomes generally available to the public after the Closing other than as a result of a breach of this Section 8.6; (2) that becomes available to such Seller after the Closing on a non-confidential basis from a source that is not and was not prohibited from disclosing such information to such Seller by a contractual, legal or fiduciary obligation; or (3) is independently developed after the Closing by or on behalf of such Seller without use or reference to the Confidential Information. Confidential Information will not be deemed "generally available to the public" merely because it is included or incorporated in more general information that is publicly available or because it combines features which individually may be publicly available.
(d)Obligated Disclosure. If any Seller (or any of its Affiliates or their respective executors, representatives, successors and assigns) becomes compelled by deposition, interrogatory, request for documents, subpoena, civil investigative demand, governmental investigation or similar process to make any disclosure that is prohibited by this Section 8.6, such Seller will, to the extent legally permissible, provide Buyer with prompt notice of such compulsion so that Buyer may seek an appropriate protective order or other appropriate remedy or waive compliance with the provisions of this Section 8.6. In the absence of a protective order or other remedy, such Seller, Affiliate, executor, representative, successor or assign may disclose that portion (and only that portion) of the Confidential Information that, based upon the opinion of such Seller's outside counsel, it is legally compelled to disclose; provided, however, that such Seller will use commercially reasonable efforts to obtain written assurance that any Person to whom any Confidential Information is so disclosed will accord confidential treatment to such Confidential Information.
8.7Post-Closing Access. For a period of six years after the Closing Date, Sellers and their authorized representatives shall have reasonable access to (for the purpose of examining and copying at Sellers' expense) the books and records of the Company relating to periods prior to the Closing Date, to the extent that such access may reasonably be required in connection with the preparation of Tax Returns, Tax Claims or the defense or prosecution of third party Proceedings. Such access shall be afforded by Parent and Buyer upon receipt of reasonable advance notice and during normal business hours and shall be contingent on execution and delivery to the Company of a reasonable and customary confidentiality agreement. Notwithstanding the foregoing, the Company shall not be obligated to provide Sellers' with any information or access pursuant to this Section 8.7 where it would result in disclosure of information or materials protected by attorney client or similar privileges or contravene any applicable Law or if it is in relation to an indemnification claim pursuant to Article 7 hereof or any other dispute between the parties.
8.8Buyer Obligation for Company Performance. After the Closing, Parent and Buyer will cause the Company to perform all of its obligations under this Agreement, in any case that are to be performed after the Closing.
8.9Seller Representative. Each Seller does hereby irrevocably appoint the Seller Representative as its, his or her true and lawful attorney in fact and agent, with full power of substitution, to act on behalf of such Seller, to take any and all actions, to refrain from taking any actions, to execute and deliver all such documents, and to make any and all determinations, as the Seller Representative shall deem necessary or appropriate in its sole discretion, in any case in respect of this Agreement or the Adjustment Escrow Agreement or the transactions contemplated by this Agreement or the Adjustment Escrow Agreement, including (for clarity) to, on behalf of the Sellers, (a) negotiate, execute, and deliver all amendments, modifications, and waivers to this Agreement or the Adjustment Escrow Agreement, (b) give and receive notices under this Agreement and the Adjustment Escrow Agreement, and (c) initiate, prosecute, defend, and/or settle any claims and disputes under or related to this Agreement or the Adjustment Escrow Agreement, in each case except only for or in respect of any claims or disputes against such Seller for a breach by such Seller of any covenant under Section 6). The appointment of the Seller Representative shall be deemed coupled with an interest and shall be irrevocable and shall survive the Closing, and Parent and Buyer may conclusively and absolutely rely, without inquiry and without liability, upon any action, decision, consent or instruction of the Seller Representative as the action, decision, consent or instruction of each Seller in all matters referred to herein. Each Seller does hereby confirm all that the Seller Representative does or cause to be done by virtue of his appointment as the representative of the Sellers hereunder. The Seller Representative shall not be liable to the Sellers for any action taken by him pursuant to this Agreement, and the Sellers shall indemnify and hold harmless the Seller Representative from any Losses arising out of his serving as agent hereunder, including legal fees and other expenses that the Seller Representative incurs in the course of his services, except only to the extent the Seller Representative has engaged in bad faith or willful misconduct as finally determined by a court of competent jurisdiction.
9.Definitions. In addition to the other definitions contained in this Agreement, the following definitions will apply for purposes of this Agreement:
"401(k) Plan" has the meaning set forth in Section 6.3(c).
"AAA" has the meaning set forth in Section 10.8(a).
"Accounting Standards" means GAAP consistently applied and including the same accounting principles, policies, practices, methodologies, and classifications applied in the preparation of the Latest Balance Sheet, in each case, to the extent consistent with GAAP, except that, (i) in calculating inventory and receivables, there will be no "bill and hold" receivables recognized at the Closing; (ii) any accrued Income Tax payables or receivables will be excluded, but for purposes of determining current liabilities there shall be an accrual for any other Taxes of the Company not yet due and payable but allocable to any Pre-Closing Tax Period; (iii) in determining current liabilities, there will be no PTO or warranty expense accruals to the extent that the Company has not accrued for them historically; and (iv) the Reference Balance Sheet and Closing Date Balance Sheet need not include footnotes.
"Adjustment Escrow Account" has the meaning set forth in Section 1.4(a).
"Adjustment Escrow Agreement" has the meaning set forth in Section 1.4(a).
"Adjustment Escrow Amount" has the meaning set forth in Section 1.4(a).
"Affiliate" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act of 1934, as amended.
"Agreement" has the meaning set forth in the Preamble.
"Agreement Date" has the meaning set forth in the Preamble.
"Allocation Schedule" has the meaning set forth in Section 1.4(a).
"Ancillary Agreements" means the Adjustment Escrow Agreement and all other agreements executed at the Closing in connection with the transactions contemplated by this Agreement.
"Arbitrator" has the meaning set forth in Section 1.5(c).
"Bankruptcy Exceptions" has the meaning set forth in Section 3.2.
"Base Purchase Price" means $150,000,000.
"Benefit Plan" means each "employee benefit plan," as defined in Section 3(3) of ERISA, and each and every other written, unwritten, formal or informal plan, Contract, program, policy or other arrangement involving direct or indirect compensation (other than workers' compensation, unemployment compensation and other government programs), employment, severance, consulting, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits, deferred compensation, profit-sharing, bonuses, stock options, stock appreciation rights, other forms of incentive compensation, post-retirement insurance benefits, or other benefits, entered into, maintained or contributed to by the Company or with respect to which the Company has or may in the future have any Liability (contingent or otherwise).
"business day" means a day other than Saturday, Sunday or any day on which banks located in Tennessee or Florida are authorized or obligated to close.
"Buyer" has the meaning set forth in the Preamble.
"Buyer Employee Plan" has the meaning set forth in Section 6.3(b).
"Buyer Parties" has the meaning set forth in Section 7.2(a).
"CARES Act" means the Coronavirus, Aid, Relief and Economic Security Act.
"Cash" means cash and cash equivalents (including certificates of deposit, marketable securities, short term investments, and outstanding checks that have been deposited but not yet cleared if such deposits clear after Closing and if such deposits relate to assets that have not already been counted in Closing Working Capital, but excluding restricted cash and landlord deposits, and reduced for issued but uncleared checks if liabilities related to such checks have not already been counted in Closing Working Capital).
"Charter Documents" means, as to a Person, such Person's certificate of incorporation, formation or registration (including, if relevant, certificates of change of name and certificates of designation, if any), memorandum of association, articles of association or incorporation, charter, by-laws, trust deed, trust instrument, partnership, operating agreement, limited liability company, joint venture or shareholders' agreement or equivalent documents, in each case, as amended.
"Closing" has the meaning set forth in Section 2.1.
"Closing Cash" means the Cash on hand of the Company as of immediately prior to the Closing (and without giving effect to the Closing), calculated in accordance with the Accounting Standards; provided that the Closing Cash shall not exceed $1,000,000.
"Closing Date" has the meaning set forth in Section 2.1.
"Closing Date Balance Sheet" has the meaning set forth in Section l.5(a).
"Closing Indebtedness" means the Indebtedness of the Company as of immediately prior to the Closing (and without giving effect to the Closing), calculated in accordance with the Accounting Standards, but excluding (i) the PPP Loan and (ii) any Indebtedness included as part of the Closing Working Capital or Company Transaction Cost.
"Closing Statement" has the meaning set forth in Section 1.5(a).
"Closing Working Capital" means the Working Capital of the Company as of the open of business on the Closing Date.
"Company" has the meaning set forth in the Preamble.
"Company Owned Intellectual Property Rights" means all Intellectual Property Rights owned or purported to be owned by the Company, including all Registered Intellectual Property Assets.

"Company Property" has the meaning set forth in Section 3.12(b).
"Company Transaction Cost" means (i) all fees, costs and expenses payable to third parties (including the Company's past and present attorneys, accountants, financial advisors, bankers, and other professional advisors), in any case, incurred by or on behalf of the Company on or prior to the Closing and that either are payable as a result of, or were incurred in connection with, the transactions contemplated this Agreement, the preparation and negotiation of this Agreement and the other documents contemplated by this Agreement, the performance of this Agreement, or the consummation of the transactions contemplated by this Agreement, whether or not invoiced or billed prior to Closing, that remain unpaid as of the Closing (but without giving effect to the Closing), (ii) all bonuses, change-of-control payments, retention, severance or other payments or forms of compensation, including any payments under the Company's Nonqualified Deferred Compensation Plan, adopted on September 2016 (or any other non-qualified deferred compensation plan), that are created, accelerated, accrued or become payable by the Company as a result of the Closing or the transactions contemplated by this Agreement (together with the employer portion of all payroll Taxes incurred (or expected to be incurred) by the Company and any applicable associated costs (including workers compensation and 401k match) in connection with such payments).
"Company's knowledge" or "knowledge of the Company" means, with respect to any matter, the actual knowledge of any of DSD, Stephen Farinacci, Jim Leffew or Terry Deal or the knowledge that any such individuals would have after making (i) reasonable review of the written and electronic documents in such Person's possession and (ii) reasonable inquiry of the individuals employed by the Company charged with managerial, administrative or operational responsibility for such matters.
"Confidential Information" has the meaning set forth in Section 8.6(a).
"Continuing Employee" has the meaning set forth in Section 6.3(a).
"Contract" has the meaning set forth in Section 3.3(a)(3).
"Data Room" has the meaning set forth in Section 10.11.
"Disclosure Schedule" means the Disclosure Schedule delivered by the Company and Sellers to Buyer concurrently with the execution and delivery of this Agreement.
"Dispute" has the meaning set forth in Section 10.5(a).
"Disputed Items" has the meaning set forth in Section 1.5(c).
"Dissolution" has the meaning set forth in Section 2.2(b)(10).
"DOL" has the meaning set forth Section 3.20(b).
"DSD" has the meaning set forth in the Preamble.
"DSD Management" has the meaning set forth in the Preamble.
"Environmental and Safety Requirements" means all applicable foreign, federal, state, and local statutes, regulations, ordinances, or similar provisions having the force or effect of Law, and all judicial and administrative orders and determinations concerning public health and safety, worker health and safety, and pollution or protection of the environment, including without limitation all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, Release, threatened release, control, or cleanup of any Hazardous Substance, hazardous materials or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise, or radiation.
"Equity Interests" means, with respect to any Person that is a legal entity, any and all shares of capital stock, limited liability company interests, membership interests, profits interests, ownership interests, equity interests, stock or limited liability company units, "phantom" stock (or limited liability company units) or rights, equity appreciation rights, or other securities, or any options, warrants, calls, rights, commitments, conversion privileges or preemptive or other rights or Contracts to purchase or otherwise acquire any of the foregoing.
"ERISA" means the Employee Retirement Income Security Act of 1974, as amended.
"ERISA Affiliate" means any Person that, together with the Company, would be deemed a "single employer" within the meaning of Section 414(b), (c), (m) or (o) of the Code.
"Escrow Agent" has the meaning set forth in Section 1.4(a).
"Escrow Amounts" has the meaning set forth in Section 1.4(a).
"Estimated Closing Statement" has the meaning set forth in Section 1.3(a).
"Excluded Warranty Claims" has the meaning set forth in Section 3.16(b).
"Financial Statements" has the meaning set forth in Section 3.7.
"Fraud" means, with respect to any Person, an intentional (as opposed to imputed or constructive knowledge or a mere reckless indifference to the truth) fraud, including with respect to the making of the representations and warranties of such Person contained in this Agreement.
"Fundamental Representations" means the representations and warranties set forth in Section 3.2, Section 3.5, Section 3.6, Section 3.13, Section 4.2, Section 4.4 and Section 4.5.
"GAAP" means United States generally accepted accounting principles, consistently applied.
"Governmental Authority" means any national, federal, territorial, state or local governmental authority, quasi-governmental authority, court, commission, board, bureau, agency or instrumentality, or any regulatory, administrative or other department, agency, or any political or other subdivision, department or branch of any of the foregoing whether foreign or domestic.
"Hazardous Substance" means any hazardous substance as defined in 42 U.S.C. § 9601(14), any hazardous waste as defined by 42 U.S.C. §6903(5), any pollutant or contaminant as defined by 42 U.S.C. §9601(33) or any toxic substance, contaminant, oil or fraction thereof, hazardous material or other chemical or substance (including asbestos in any form, urea formaldehyde, lead-based paint, perchlorate or polychlorinated biphenyls) regulated by or forming the basis of Liability under any Environmental and Safety Requirements.
"Income Tax" or "Income Taxes" means any and all U.S. or non-U.S. federal, national, state or local Tax calculated with respect to, or measured by net income or any franchise or business profits Tax incurred in lieu of such a Tax, including any interest, penalties or other additions thereto.
"Income Tax Return" means any Tax Return with respect to Income Taxes.
"Indebtedness" means the Company's liabilities and obligations (i) required to be capitalized in accordance with GAAP, (ii) for borrowed money (including any portion of the

PPP Loan that is not forgiven or repaid), (iii) evidenced by notes, bonds or debentures, or similar instruments, (iv) under banker's acceptance, letters of credit or similar facilities in each case that has been drawn or claimed against, (v) in respect of the purchase, redemption, retirement, or acquisition of any Equity Interests of the Company, (vi) with respect to hedging, commodity or interest rate swap, or similar financial arrangements, (vii) for any interest, premium or penalty required with respect to repayment of any of the foregoing or following, (viii) under any vendor financing arrangements or factoring arrangements in respect of pending claims or demands pursuant to repurchase obligations of the Company thereunder, (ix) for the deferred purchase price of equity, assets or other property or services, (x) for all other financial obligations that would be considered debt in accordance with GAAP and (xi) for any of the foregoing of any third party that is guaranteed, directly or indirectly, by the Company or for which any Lien is imposed on any asset of the Company; but excluding (a) trade payables incurred in the ordinary course of business to the extent included as a current liability in Closing Working Capital and (b) the items listed on Schedule A.
"Indemnification Objection" has the meaning set forth in Section 7.5(a).
"Indemnified Party" has the meaning set forth in Section 7.4.
"Indemnifying Party" has the meaning set forth in Section 7.4.
"Insider" has the meaning set forth in Section 3.4.
"Intellectual Property Rights" means all common law and statutory rights throughout the world arising out of, or associated with, the following: (i) all registered and unregistered trademarks, service marks, trade names, corporate names, brand names, trade dress, logos, and other identifiers of source or goodwill, together with all registrations and applications for registration thereof, all goodwill associated therewith (''Trademarks"), (ii) domain names and websites, and registrations therefor, (iii) rights in trade secrets and confidential information under applicable Law, including all rights in know-how, developments, inventions, processes, ideas, data, or other confidential information that provide any Person with advantages over competitors ("Trade Secrets"), (iv) all U.S. and foreign patents and applications therefor, and all reissues, divisions, re-examinations, revisions, renewals, extensions, provisionals, continuations, and continuations-in-part thereof, and equivalent or similar rights anywhere in the world in inventions and discoveries and any improvements thereto, (v) all registered or unregistered copyrights, mask work rights, all copyright registrations, applications for registration and renewals, and all rights corresponding the foregoing throughout the world, including rights to prepare, reproduce, perform, display, and distribute copyrighted works and copies, compilations and derivative works thereof, (vi) industrial designs, (vii) databases and data collections, (viii) moral and economic rights of authors and inventors, however denominated, and (ix) any rights equivalent or similar to any of the foregoing anywhere in the world, whether registered or unregistered.
"Interim Financial Statements" has the meaning set forth in Section 3.7(a).
"IRS" has the meaning set forth Section 3.20(b).
"Law" means any federal, state, local, municipal, foreign or other law, statute, legislation, constitution, rule of common law or equity, resolution, ordinance, code, order, edict, decree, proclamation, treaty, convention, rule, regulation, permit, ruling, directive, pronouncement, requirement, specification, determination, decision, opinion or interpretation that is, has been issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority.
"Liabilities" means liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued,

matured or unmatured or otherwise, whether properly reflected under GAAP as a liability or a charge or reserve against an asset or equity account or not, and whether the amount thereof is readily ascertainable or not.
"Lien" means any security interest, pledge, bailment (in the nature of a pledge or for purposes of security), mortgage, deed of trust, the grant of a power to confess judgment, conditional sales and title retention agreement (including any lease in the nature thereof), charge, encumbrance, or other similar arrangement or interest in real or personal property.
"Losses" has the meaning set forth in Section 7.2(a).
"Material Contract" has the meaning set forth in Section 3.14(a).
"Multiemployer Plan" has the meaning set forth in Section 3(37) of ERISA.
"OFAC" has the meaning set forth in Section 3.25(b).
"Order" means any judgment, order, injunction, writ, subpoena, stipulation, award or decree of any Governmental Authority and any ruling or award in any arbitration Proceeding, and shall include any Contract with any Governmental Authority in connection with any Proceeding.
"Overstatement" has the meaning set forth in Section 1.5(d)(2).
"Owned Real Property" has the meaning set forth in Section 3.12.
"Parent" has the meaning set forth in the Preamble.
"Party" and "Parties" have the meaning set forth in the Preamble.
"Permit" means any authorization, license, permit, franchise, certificate, approval, exemption, registration, filing or clearance, or any waiver of any of the foregoing, required to be issued or granted by or submitted to any Governmental Authority.
"Permitted Liens" means (i) Liens for Taxes and other governmental charges and assessments that are not yet due and payable, or that are being contested in good faith and for which appropriate reserves have been established in accordance with GAAP; (ii) statutory Liens of carriers, warehousemen, mechanics, and materialmen and other like Liens arising in the ordinary course of business in respect of obligations that are not yet due and payable (provided that lien statements have not been filed or such Lien otherwise perfected), (iii) statutory Liens in favor of lessors arising in connection with any property leased to the Company for sums not yet due, (iv) non-exclusive licenses of Company Owned Intellectual Property Rights, (v) any Lien terminated at or prior to the Closing that secured any of the Debt Arrangements, (vi) any reservations, restrictions, limitations, declarations, easements, encumbrances, and other matters of public record affecting the Owned Real Property, which do not, individually or in the aggregate, materially detract from the value of or materially interfere with the present use of the Owned Real Property and (vii) any Liens set forth on Schedule 9(a).
"Person" means an individual, a partnership, a corporation, an association, a joint stock corporation, a limited liability company, a trust, a joint venture, an unincorporated organization, a legal entity or a Governmental Authority.
"Post-Closing Tax Period" means (i) any taxable period beginning after the Closing Date and (ii) the portion of any Straddle Period beginning after the Closing Date.
"PPP Escrow Account" has the meaning set forth in Section l .4(a).
"PPP Escrow Amount" has the meaning set forth in Section l .4(a).

"PPP Lender" South State Bank, N.A., successor to CenterState Bank, N.A.
"PPP Loan" means SBA Loan #40973571-07 issued by the PPP Lender to the Company in the principal amount of $4,397,525.
"PPP Loan Escrow Agreement" means that certain PPP Loan Escrow Agreement, dated as of December 31, 2020, by and between the PPP Lender, the Company and the Seller Representative.
"PPP Outside Date" has the meaning set forth in Section 6.8.
"Pre-Closing Tax Period" means (i) any taxable period ending on or before the Closing Date and (ii) the portion of any Straddle Period ending on the Closing Date.
"Pre-Closing Tax Refund" has the meaning set forth in Section 8.5(e).
"Pre-Closing Tax Return" has the meaning set forth in Section 8.5(a).
"Pro Rata Interest" means, with respect to any Seller, the "Pro Rata Interest" of such Seller set forth on the Allocation Schedule, and which, for clarity, shall collectively aggregate to 100%.
"Proceeding" means any claim, allegation, complaint, audit, action, mediation, investigation, lawsuit, hearing, proceeding, litigation, or arbitration, whether or not by or before any Governmental Authority.
"Purchase Price" has the meaning set forth in Section 1.2.
"Purchase Price Components" means the Closing Cash, Working Capital Surplus (if any), Working Capital Shortfall (if any), Closing Indebtedness, and Company Transaction Cost components of the Purchase Price.
"R&W Insurance Policy" means an insurance policy obtained by Buyer in connection with this Agreement with respect to the representations and warranties of the Company and Sellers in this Agreement and the other matters covered by such policy, issued pursuant to that certain binder agreement dated the Agreement Date, by and between Buyer and VALE Insurance Partners, LLC.
"Reference Balance Sheet" has the meaning set forth in Section 1.3(a).
"Registered Intellectual Property Assets" has the meaning set forth in Section 3.17.
"Reimbursed Capital Expenditure Amount" means $427,214.65.
"Release" means any spilling, leaking, pumping, pouring, emitting, discharging, depositing, escaping, leaching, dumping or other releasing into the indoor or outdoor environment, whether intentional or unintentional.
"Released Claims" has the meaning set forth in Section 6.5.
"Released Parties" has the meaning set forth in Section 6.5.
"Releasing Party" has the meaning set forth in Section 6.5.
"Representative Fund" means $250,000.
"Representative Fund Account" has the meaning set forth in Section 1.4(a).
"Restricted Area" has the meaning set forth in Section 6.4(a).

"Restricted Business" has the meaning set forth in Section 6.4(a).
"Restricted Party" means DSD.
"Restriction Period" has the meaning set forth in Section 6.4(e).
"SBA" means the U.S. Small Business Administration.
"Schedule" means that portion of the Disclosure Schedule related to the specified section or subsection of this Agreement.
"Sellers" has the meaning set forth in the Preamble.
"Seller Parties" has the meaning set forth in Section 7.3.
"Shares" has the meaning set forth in the Recitals.
"Spin-Out" has the meaning set forth in Section 2.2(b)(10).
"Straddle Period" means a taxable year or period beginning on or before and ending after the Closing Date.
"Subsidiary" or "Subsidiaries" means, with respect to any Person, (i) any other Person of which such first Person, either alone or together with any other Subsidiary of it, owns, directly or indirectly, equity interests representing more than 50% of the voting power of the outstanding voting securities or more than 50% of the outstanding economic interests or (ii) any partnership or other Person of which such first Person serves as a general partner, managing member, or trustee.
"Tax" means (i) any and all federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, natural resources, customs, duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition to the tax, whether disputed or not, and (ii) any amounts due and payable by the Company under the unclaimed property, escheat or similar laws of any jurisdiction.
"Tax Claim" means a notice of deficiency, proposed adjustment, adjustment, assessment, audit, examination, investigation or other Proceeding by a Governmental Authority for the assessment and/or collection of Taxes.
"Tax Return" means any return, declaration, report, claim for refund, information return, or other document, including any related or supporting schedule, statement, information, or attachment, and including any amendment(s), filed or required to be filed with a Governmental Authority in connection with the determination, assessment, or collection of Taxes of any party or the administration of any Laws or administrative requirements relating to any Taxes.
"Third Party Claim" has the meaning set forth in Section 7.4.
"Transaction Tax Deductions" means, without duplication and regardless of by whom paid, the aggregate amount of Tax deductions, losses or credits attributable to the following items: (a) the Company Transaction Costs; (b) the Closing Indebtedness; (c) the exercise, cancellation, termination or settlement of any stock options or other equity or equity-based compensation awards or plans prior to or in connection with the Closing; and (d) other expenses or deductions of the Company taken into account in computing the Purchase Price payable to the Sellers, including liabilities taken into account in computing Closing Working

Capital. For the avoidance of doubt, Transaction Tax Deductions does not include deductions related to items that are not taken into account in computing the final Purchase Price or otherwise economically borne by the Sellers. The Company will make any elections available to deduct rather than capitalize such items (including the election to deduct 70% of success-based fees provided by IRS Revenue Procedure 2011-29).
"Trust Sellers" means (a) The Child's Trust f/b/o Matthew G. Deal created under Article 2 of The Deal Family Irrevocable Trust Dated October 2, 2018, (b) The Child's Trust f/b/o Sidney E. Deal created under Article 2 of The Deal Family Irrevocable Trust Dated October 2, 2018, (c) The Child's Trust f/b/o Cory F. Deal created under Article 2 of The Deal Family Irrevocable Trust Dated October 2, 2018, (d) The Child's Trust f/b/o Clayton S. Deal created under Article 2 of The Deal Family Irrevocable Trust Dated October 2, 2018, (e) The Kaley Chase Deal Irrevocable Trust Dated September 20, 2018 and (f) The Troy Maris Deal, IV Irrevocable Trust Dated September 20, 2018.
"Understatement" has the meaning set forth in Section l.5(d)(1).
"Waiving Parties" has the meaning set forth in Section 10.10(a).
"WARN Act" has the meaning set forth in Section 3.19(c).
"Working Capital" means the amount of the Company's total current assets set forth on Schedule 9(b) less the amount of the Company's total current liabilities set forth on Schedule 9(c). calculated in accordance with the Accounting Standards.
"Working Capital Shortfall" has the meaning set forth in Section 1.3(b).
"Working Capital Surplus" has the meaning set forth in Section 1.3(b).
"Working Capital Target" has the meaning set forth in Section 1.3(b).
10.Miscellaneous.
10.1No Third Party Beneficiaries. Except as expressly stated in this Agreement (including the rights conferred upon the Buyer Parties and Seller Parties pursuant to Article 7), this Agreement does not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.
10.2 Entire Agreement. This Agreement (including all attached Exhibits and Schedules) and the Ancillary Agreements constitute the entire agreement between the Parties regarding the subject matter of this Agreement and supersedes any prior or contemporaneous understandings, agreements, or representations by or between the Parties, written or oral, that may have related in any way to the subject matter of this Agreement (including, for clarity, the letter of intent dated September 17, 2020).
10.3Assignment. No Party may assign its rights or delegate its duties or obligations under this Agreement without the prior written approval of all other Parties to the Agreement; provided, however, that each of Parent, Buyer and, after the Closing, the Company may assign its rights and interests under this Agreement to any lender under Parent's, Buyer's or its Affiliates' financing arrangements. Any attempted assignment or delegation in violation of this Section 10.3 will be null and void and without legal effect.
10.4Counterparts. The Parties may execute this Agreement in multiple counterparts, each of which will be deemed an original, and all of which together will constitute one and the same instrument.

10.5Headings. The section or article headings contained in this Agreement are for convenience only and do not affect in any way the meaning or interpretation of this Agreement.
10.6Notices.
(a)Notice Addresses. Any notice required or permitted by this Agreement will be in writing, will be sent to the address or electronic mail address indicated below, and will be deemed to have been given (1) when delivered personally to the recipient, (2) one or two business days after being deposited with a reputable overnight courier for next day or second day delivery (charges prepaid), respectively, or (3) when received via electronic mail, when directed to the relevant electronic mail address and receipt is confirmed by non automated response:
Notices to Parent, Buyer or (after the Closing) the Company:

Malibu Boats, LLC
5075 Kimberly Way
Loudon, TN 37774
Attn: Wayne Wilson
Email: waynew@malibuboats.com

With a copy (which will not constitute notice) to:

O'Melveny & Myers LLP
1999 Avenue of the Stars, Suite 700
Los Angeles, CA 90067
Attn: Eric Zabinski
Email: ezabinski@omm.com

Notices to any Seller or the Seller Representative:

Douglas Scott Deal
1503 W. Camino Del Rio
Vero Beach, FL 32963
Email: douglascottdeal@gmail.com

With a copy (which will not constitute notice) to:

Hill, Ward & Henderson, P.A.
3700 Bank of America Plaza
101 East Kennedy Boulevard
Tampa, FL 33602
Attn: David Felman
Email: dave.felman@hwhlaw.com

(b)Change of Notice Address. Any Party may change the address or electronic mail address by giving the other Party notice in the manner set forth in Section 10.6(a).

10.7Governing Law. This Agreement will be governed by and construed it accordance with the laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.
10.8Dispute Resolution.
(a)Arbitration. Except as provided in Section 1.5, any dispute or claim among any Parties arising out of or relating to this Agreement, including its negotiation, enforcement, validity or interpretation or an alleged breach, default or misrepresentation hereunder and the determination of the scope or applicability of this agreement to arbitrate (each, a "Dispute") shall be finally resolved by arbitration in accordance with this Section. Such arbitration will be held in Atlanta, Georgia and will be conducted before a single arbitrator in accordance with the Commercial Arbitration Rules of the American Arbitration Association (the "AAA"). Within 15 days after a Party's delivery to the other Party of a demand for arbitration, the Parties will attempt to select the arbitrator by agreement, and if successful, the arbitrator will administer the proceeding without the involvement of the AAA. If the Parties are unable to agree upon an arbitrator, the Party asserting the claim must file a demand for arbitration with the AAA, the arbitrator will be selected under the AAA process, and the AAA will administer the arbitration. The Parties will each have full opportunity to conduct discovery, including depositions and document requests. The arbitrator will rule in accordance with applicable legal standards upon motions to compel or limit discovery and will have the authority to impose sanctions, including attorneys' fees and costs, to the same extent as a court of law or equity, should the arbitrator determine that discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification. The decision of the arbitrator will be written, will be in accordance with the laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule and this Agreement, will be binding and conclusive, and may be entered as a judgment in any court of competent jurisdiction. If any Party refuses to perform any or all of its obligations under the final arbitration award (following appeal, if applicable) within 15 days of such award being rendered, then any other Party may enforce the final award in any court of competent jurisdiction. The Party seeking enforcement of the arbitration award shall be entitled to recover from the other Party all costs, fees and expenses, including reasonable attorneys' fees, incurred in obtaining and enforcing a judgment on the award. The Parties shall maintain the confidential nature of the arbitration proceeding and the award, including the arbitration hearing, except as may be necessary (i) to prepare for or conduct the arbitration hearing on the merits, (ii) in connection with a court application for a preliminary remedy or to confirm or challenge an award or its enforcement, or (iii) as required by applicable Law.
(b)Notwithstanding anything to the contrary in Section 10.8(a) or Section 10.8(b), the Parties further agree that irreparable damage, for which monetary damages (even if available) would not be an adequate remedy, could occur in the event that the Parties do not perform their obligations under the provisions of this Agreement in accordance with its specified terms or otherwise breach such provisions. The Parties acknowledge and agree that (i) each Party shall be entitled to seek an injunction, specific performance or other equitable relief in a court of competent jurisdiction, to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case, without the need to post any bond or other security, this being in addition to any other remedy to which the Parties are entitled under this Agreement and (ii) the right of specific enforcement in favor of the Parties is an integral part of the transactions contemplated by this Agreement and without that right, none of the Parties would have entered into this Agreement.
(c)Any Dispute or portion thereof that may not be arbitrated pursuant to applicable state or federal law may be heard only in a court of competent jurisdiction.
10.9Amendments and Waivers. No amendment of any provision of this Agreement will be valid unless it is in writing and signed by Parent, Buyer and Seller Representative. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant under this Agreement, whether intentional or not, will apply to any prior or subsequent default, misrepresentation, or breach of warranty or covenant under this Agreement or affect in any other way any rights arising by virtue of any default, misrepresentation, or breach of warranty or covenant under this Agreement.
10.10Legal Representations.
(a)Each of the Parties to this Agreement hereby agrees, on its own behalf and on behalf of its Affiliates, and each of their successors and assigns (all such parties, the "Waiving Parties"), that following the Closing, Hill, Ward & Henderson, P.A. may serve as counsel to any directors or officers of the Company, any Seller or their Affiliates in connection with any dispute, litigation, claim or proceeding arising out of or relating to this Agreement, notwithstanding representation of the Company before the Closing Date. Each of the Parties hereby does, and will cause each of the Waiving Parties to, expressly consent to the foregoing arrangements, and irrevocably waives (and will not assert) any actual or potential conflict of interest or any objection that may arise from any representation by Hill, Ward & Henderson, P.A. expressly permitted by this Section 10.10. The Waiving Parties acknowledge that the foregoing provision applies whether or not Hill, Ward & Henderson, P.A. provides legal services to the Company after the Closing Date.
(b)Each of the Waiving Parties hereby irrevocably acknowledges and agrees that all communications and attorney work-product documentation between the Company, on the one hand, and their counsel, on the other hand, made in connection with the negotiation, preparation, execution and delivery of, and performance under, this Agreement by the Company (including the schedules and exhibits hereto), to the extent they are privileged communications and documentation between the Company and such counsel, the ownership of such privilege will not pass to Parent or Buyer following the Closing Date.
10.11Interpretation. When a reference is made in this Agreement to Articles, Sections, exhibits, or schedules, such reference will be to an Article or Section of or exhibit or schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they will be deemed to be followed by the words "without limitation." Whenever the words "hereof," "hereby," "herein," "hereunder" and similar terms are used in this

Agreement, they shall refer to this Agreement as a whole and not any particular Section or Article in which such words appear, any reference to a law shall include any amendment thereof or any successor thereto, and any rules and regulations promulgated thereunder and any references to any agreement, document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms hereof and thereof and shall be deemed to refer to all addenda, exhibits and schedules thereto. Unless the context otherwise requires (a) "or" is disjunctive but not necessarily exclusive, (b) words in the singular include the plural and vice versa, (c) the use in this Agreement of a pronoun in reference to a party hereto includes the masculine, feminine or neuter, as the context may require, (d) terms used herein that are defined in GAAP have the meanings ascribed to them therein and (e) currency amounts referenced herein are in U.S. Dollars. With respect to any determination of any period of time, "from" means "from and including" and "to" means "to but excluding." Any reference to the "ordinary course of business" of any Person means the ordinary course of business of such Person consistent with past practice unless otherwise specified. References in Article 3 to documents or other materials "provided" or "made available" to Buyer or similar phrases mean that such documents or other materials were present (and available for viewing by the Company and its representatives) in the online data room hosted by Intralinks Inc. at services.intralinks.com on behalf of the Company for purposes of the transactions contemplated by this Agreement at least three business days prior to the date hereof (the "Data Room"). No provision of this Agreement or ambiguity therein will be interpreted in favor of, or against, any of the Parties to this Agreement, and no rule of strict construction will be applied against any Party hereto. The Disclosure Schedule, as well as all other schedules and exhibits hereto, will be deemed part of this Agreement and included in any reference to this Agreement.
[Signature page follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

Parent:

MALIBU BOATS, LLC

By: /s/ Jack Springer
Name: Jack Springer
Title: Chief Executive Officer

Buyer:

MBG HOLDCO, INC.

By: /s/ Jack Springer
Name: Jack Springer
Title: President

[Signature Page to Stock Purchase Agreement]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

Company:

MAVERICK BOAT GROUP, INC.

By: /s/ Douglas Scott Deal
Name: Douglas Scott Deal
Title: President

Seller Representative:

DOUGLAS SCOTT DEAL

By: /s/ Douglas Scott Deal

DSD Management:

DOUGLAS SCOTT DEAL

By: /s/ Douglas Scott Deal
Name: Douglas Scott Deal
Title: President

[Signature Page to Stock Purchase Agreement]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

Sellers:

DOUGLAS SCOTT DEAL

By: /s/ Douglas Scott Deal

THE CHILD'S TRUST F/B/O MATTHEW G. DEAL CREATED UNDER ARTICLE 2 OF THE DEAL FAMILY IRREVOCABLE TRUST DATED OCTOBER 2, 2018

By: /s/ Matthew G. Deal
Name: Matthew G. Deal
Title: Trustee

THE CHILD'S TRUST F/B/O SIDNEY E. DEAL CREATED UNDER ARTICLE 2 OF THE DEAL FAMILY IRREVOCABLE TRUST DATED OCTOBER 2, 2018

By: /s/ Sidney E. Deal
Name: Sidney E. Deal
Title: Trustee

THE CHILD'S TRUST F/B/O CORY F. DEAL CREATED UNDER ARTICLE 2 OF THE DEAL FAMILY IRREVOCABLE TRUST DATED OCTOBER 2, 2018

By: /s/ Cory F. Deal
Name: Cory F. Deal
Title: Trustee

[Signature Page to Stock Purchase Agreement]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

Sellers:

THE CHILD'S TRUST F/B/O CLAYTON S. DEAL CREATED UNDER ARTICLE 2 OF THE DEAL FAMILY IRREVOCABLE TRUST DATED OCTOBER 2, 2018

By: /s/ Clayton S. Deal
Name: Clayton S. Deal
Title: Trustee

TROY M. DEAL, Ill

By: /s/ Troy M. Deal, III

TERESA MARIE DEAL

By: /s/ Teresa Marie Deal

THE KALEY CHASE DEAL IRREVOCABLE TRUST DATED SEPTEMBER 20, 2018

By: /s/ Teresa Marie Deal
Name: Teresa Marie Deal
Title: Trustee

THE TROY MARIS DEAL, IV IRREVOCABLE TRUST DATED SEPTEMBER 20, 2018

By: /s/ Teresa Marie Deal
Name: Teresa Marie Deal
Title: Trustee

[Signature Page to Stock Purchase Agreement]